UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Argan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2024 PROXY STATEMENT

ARGAN AT-A-GLANCE

$573M REVENUES

OUR MISSION IS TO SAFELY BUILD THE ENERGY AND INDUSTRIAL BASE OF TOMORROW ESSENTIAL TO ECONOMIC PROSPERITY WITH MOTIVATED, CREATIVE, HIGH-ENERGY AND CUSTOMER-DRIVEN TEAMS WHO ARE COMMITTED TO DELIVERING THE BEST POSSIBLE PROJECT RESULTS EACH AND EVERY TIME.

$2.39 DILUTED EPS
$412M CASH AND INVESTMENTS
$245M NET LIQUIDITY
$757M BACKLOG

73%

POWER
INDUSTRY
SERVICES

Building innovative power solutions for the transition to low-carbon/zero carbon emissions: efficient gas-fired power plants, biomass projects, solar energy facilities, wind farms, waste-to energy facilities.

25% INDUSTRIAL CONSTRUCTION SERVICES Servicing heavy and light industrial clients, particularly in new industries as well as agriculture, petrochemical, pulp & paper, water and power.	2% TELECOMMUNICATIONS INFRASTRUCTURE SERVICES Constructing and connecting technology, telecommunications and power.

www.arganinc.com

“

We are dedicated

to enhancing our capabilities to strengthen Argan’s position as a preferred partner in the power and industrial sectors.

As we enter the new fiscal year, we remain competitive and driven, engaged in continuing the momentum of this past year, and we look forward to safely building the energy and industrial base of tomorrow.

”

May 9, 2024

Dear Stockholders:

You are cordially invited to attend our 2024 Annual Meeting of Stockholders to be held on Thursday, June 20, 2024, at 11:00 a.m., local time, in Room #104 of the building where our offices are located, One Church Street, Rockville, Maryland 20850. The matters to be acted upon at the meeting are described in detail in the accompanying notice of annual meeting of stockholders and proxy statement.

As allowed by the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders primarily over the Internet again this year. Since its introduction, we believe that this delivery method, referred to as "Notice and Access,” has been successful in providing stockholders with efficient access to proxy materials which has resulted in the accurate and timely tabulation of votes. Use of this method lowers the costs of our annual meeting considerably and significantly reduces the amount of paper used to print proxy materials. On or about May 9, 2024, we will begin to provide our stockholders with a Notice of Internet Availability of Proxy Materials (the "Notice”) containing instructions for accessing our 2024 Proxy Statement and 2024 Annual Report and for voting online. The Notice also includes instructions for requesting printed paper copies of the proxy materials, including the notice of annual meeting, the proxy statement, the annual report and the proxy card, should you desire to obtain paper copies.

Even if you do not plan to attend the meeting, your vote is important and we encourage you to review our proxy materials and promptly cast your vote. For those stockholders who access the proxy materials over the Internet, we ask that you vote your shares over the Internet as well, by following the instructions that will be provided to you. Alternatively, if you requested or received a printed paper copy of the proxy materials by mail, you may vote your shares over the Internet, or you may sign, date and return the proxy card by mail in the envelope provided. Instructions regarding the two methods of voting are contained in the Notice and the proxy card.

As described in the accompanying 2024 Proxy Statement, our Board of Directors has approved the matters included in the proposals presented there, and believes that they are fair to, and in the best interests of, our stockholders. Thank you for your continued support of Argan, Inc., and I look forward to seeing you on June 20th.

By Order of the Board of Directors,

/s/ William F. Leimkuhler

William F. Leimkuhler

Chairman of the Board of Directors

NOTICE OF ANNUAL
MEETING OF STOCKHOLDERS

To Be Held on THURSDAY, June 20, 2024

ITEMS OF BUSINESS		BOARD RECOMMENDS	DATE & TIME Thursday, June 20, 2024, at 11:00 a.m. EDT PLACE One Church Street, Room #104, Rockville, Maryland 20850 WHO Stockholders of record at the close of business on April 26, 2024
1

To elect ten directors to our Board of Directors, each to serve until our 2025 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;

2	To hold a non-binding advisory vote on our executive compensation (the "say-on-pay” vote); and
3	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2025.

These items of business are more fully described in the accompanying proxy statement. Only stockholders of record at the close of business on April 26, 2024 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please cast your vote via either the Internet or mail before the Annual Meeting so that your shares will be represented at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Richard H. Deily

Richard H. Deily

Corporate Secretary

Rockville, Maryland

May 9, 2024

1	PROXY STATEMENT
2	PROPOSAL NO. 1 – ELECTION OF DIRECTORS
2	Board Skills and Qualifications
3	Directors/Nominees
7	Composition of Board of Directors
7	Director Attendance at the Annual Meeting
8	Board of Directors Meetings and Committees
13	Board Leadership and Risk Oversight
14	Compensation of Directors
15	PROPOSAL NO. 2 – APPROVAL OF EXECUTIVE COMPENSATION (THE “SAY-ON-PAY” PROPOSAL)
16	PROPOSAL NO. 3 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
16	Audit Firm Independence
16	Audit Committee Pre-Approval Policies and Procedures
17	Fees
18	AUDIT COMMITTEE REPORT
18	Audit of Financial Statements
18	Review of Other Matters with the Independent Registered Public Accountants
19	Recommendation That Financial Statements Be Included in the Annual Report
20	PRINCIPAL STOCKHOLDERS
22	EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
22	Introduction
22	Summary of Our Executive Compensation Principles and Objectives
23	Role of the Compensation Committee
24	Role of the Chief Executive Officer
24	Fiscal 2024 Business Highlights
29	Fiscal 2024 Compensation Deliberations
35	Competitive Market Positioning
36	Say-on-Pay Vote and Stockholder Outreach
37	Our Executive Compensation Program
40	Changes Implemented by the Compensation Committee
41	Major Elements of Executive Compensation and Analysis of Compensation Decisions
42	Severance and Change in Control Benefits
42	Other Benefits
42	Tax Deductibility of Compensation
43	COMPENSATION COMMITTEE REPORT
44	COMPENSATION TABLES
44	Summary Compensation Table
44	Executive Officers Who Are Not Directors
45	Summary of Employment Agreements
46	Code of Ethics
46	Potential Payments upon Termination
47	Grants of Plan-Based Awards Tables
48	Stock Options Exercised and Stock Vested
48	Outstanding Equity Awards Tables
50	Non-Qualified Deferred Compensation Plan
51	PAY RATIO DISCLOSURE
51	PAY VERSUS PERFORMANCE
55	FAMILY RELATIONSHIPS
55	INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
55	RELATED PERSONS TRANSACTIONS
56	COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
56	STOCKHOLDER NOMINATIONS AND PROPOSALS; DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2025 ANNUAL STOCKHOLDERS MEETING
57	COMMUNICATIONS WITH THE BOARD OF DIRECTORS
57	OTHER BUSINESS
58	INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

Argan, Inc.

Proxy Statement

May 9, 2024

The accompanying proxy is solicited on behalf of the Board of Directors (or the “Board”) of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 20, 2024, at 11:00 a.m., local time, One Church Street, Room #104, Rockville, Maryland 20850. This proxy statement for the Annual Meeting (the “Proxy Statement”) and the accompanying proxy card will be available to stockholders of record on April 26, 2024, starting on or about May 9, 2024. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 (the “Annual Report”) accompanies the Proxy Statement. At the Annual Meeting, stockholders will be asked to consider and vote upon the following three matters, and to transact any other business that may properly arise.

1.	The election of ten directors to our Board, each to serve until our 2025 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;
2.	The non-binding advisory approval of our executive compensation (the “say-on-pay” vote); and
3.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2025 (“Fiscal 2025”).

If a proxy is properly executed and returned to the Company via either the Internet or mail in time for the Annual Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted against or is an abstention on a listed matter, proxies will be voted “FOR” the election to our Board of each of the ten nominees identified in Proposal No. 1; “FOR” Proposals No. 2 and No. 3; and otherwise in the discretion of the proxy holders as to any other matter that may be properly brought before the Annual Meeting.

Argan, Inc.   |   1

PROPOSAL NO. 1 –
ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS

The members of our Board of Directors are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and shall have been qualified. Vacancies and newly-created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office.

At the Annual Meeting, our stockholders are being asked to elect ten individuals to our Board of Directors, all of whom currently serve in that capacity, other than Karen A. Sweeney, who is a director nominee. Mano S. Koilpillai, who served as a director since 2019, is not standing for re-election. Unless a stockholder withholds authority, the holders of proxies representing shares of Common Stock will vote "FOR” the election of each of the nominees listed below.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a member of our Board of Directors.

Board Skills and Qualifications

	ACCOUNTING AND FINANCE	INDUSTRY	STRATEGIC PLANNING AND EXECUTION	RISK MANAGEMENT	TALENT MANAGEMENT AND COMPENSATION	CORPORATE GOVERNANCE
RAINER H. BOSSELMANN Director Since: 2003 | Age: 81		•	•	•		•
CYNTHIA A. FLANDERS IND Director Since: 2009 | Age: 69	•		•	•	•	•
PETER W. GETSINGER IND Director Since: 2014 | Age: 72	•	•	•	•		•
WILLIAM F. GRIFFIN, JR. Director Since: 2012 | Age: 69		•	•	•	•
JOHN R. JEFFREY, JR. IND Director Since: 2017 | Age: 70	•		•	•	•	•
WILLIAM F. LEIMKUHLER IND Director Since: 2007 | Age: 72	•	•	•	•	•	•
W.G. CHAMPION MITCHELL IND Director Since: 2003 | Age: 77			•	•	•	•
JAMES W. QUINN IND Director Since: 2003 | Age: 66	•		•	•	•	•
KAREN A. SWEENEY IND Director Nominee | Age: 66		•	•	•	•
DAVID H. WATSON Director Since: 2022 | Age: 48	•	•	•	•	•	•

• = Skill

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Directors/Nominees

The names of the nominees, their ages as of April 30, 2024, and certain other information about them are set forth below:

RAINER H. BOSSELMANN AGE: 81 DIRECTOR SINCE: 2003 COMMITTEES: ● Executive

Mr. Bosselmann has been a director since May 2003 and served as Chairman of the Board of Directors of the Company from May 2003 to August 2022. He also served as the Company’s Chief Executive Officer from October 2003 until his retirement in August 2022. Mr. Bosselmann was chairman of the board, chief executive officer and a director of Arguss Communications, Inc. ("Arguss”), a telecommunications infrastructure company listed on the NYSE, from 1996 through 2002 and president of Arguss from 1997 through 2002. Mr. Bosselmann served as an independent director of The Roberts Company, Inc., formerly a privately owned firm, from 2008 until December 2015 when it was acquired by us.

QUALIFICATIONS

Mr. Bosselmann’s experience positions him to share his extensive knowledge of the Company with the Board during its deliberations, including its history and development, and to provide critical continuity. As chief executive officer of Arguss and then the Company, he developed substantial expertise in managing public companies with diverse and remotely-located business operations, and in identifying, executing and integrating acquisitions.

CYNTHIA A. FLANDERS INDEPENDENT  AGE: 69 DIRECTOR SINCE: 2009 COMMITTEES: ● Audit ● Compensation

Ms. Flanders has been a member of our Board of Directors since April 2009. Ms. Flanders currently serves as Chairwoman of the Risk Committee and member of the Audit Committee on the board of directors of Forbright Bank (formerly known as Congressional Bank), a full service, privately-held bank in Chevy Chase, Maryland. Since October 2013, she has served as a senior advisor for Verit Advisors LLC, an independent investment bank advisory firm that specializes in ESOPs and other ownership transitions. In April 2021, Ms. Flanders co-founded The Profitable Idea, LLC, an online business workshop and educational space for entrepreneurs and business owners to learn how to make their businesses sustainably profitable. Ms. Flanders is also founder of Manage Fearlessly, an organization that provides business training and career coaching resources to a number of company executives, senior managers, and entrepreneurs.

From 1975 through 2009, Ms. Flanders held a series of positions of increasing responsibility with Bank of America and its predecessor organizations (the "Bank”). Ultimately, she served as the Global Commercial Banking Executive for the Bank’s Mid-Atlantic region overseeing eight commercial banking markets and over 80 client teams delivering a full array of financial services to over 6,000 small, middle market and micro-cap clients in the region.

Ms. Flanders served as our chief financial officer during the calendar year 2015. During the year ended January 31, 2019, the Board membership of Ms. Flanders was restored to "independent” pursuant to the requirements of the NYSE.

QUALIFICATIONS

With her long banking and management career, Ms. Flanders brings to the Board her considerable experience in executive management and strategic planning, as well as expertise in financial analysis, capital structuring and due diligence investigations. Her many years of lending to businesses in the Mid-Atlantic region of the United States (the "U.S.”) have provided her with a unique understanding of our business and the construction industry. In addition, she represents an important resource for consultation regarding commercial banking matters.

Argan, Inc.   |   3

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

PETER W. GETSINGER INDEPENDENT  AGE: 72 DIRECTOR SINCE: 2014 COMMITTEES: ● Audit ● Responsible Business

Mr. Getsinger has been a member of our Board of Directors since his appointment in November 2014. Mr. Getsinger retired in 2018 from Nexstar Capital Partners LLC (a SEC registered firm), a firm that he founded in 2004 as an alternative investment management firm focused on investing in emerging markets with a primary concentration in Latin America, where he was managing partner and chief investment officer. In 2005, his firm acquired an ownership interest in Electro Dunas S.A. ("Dunas,” an electricity distributor servicing the southwest of Peru and one of four privatized distribution companies in that country). Mr. Getsinger served as a board member of Dunas until 2016. From 2012 to 2014, he was chairman of its board of directors.

Prior to forming Nexstar, Mr. Getsinger was head of global investment banking for Latin America at Deutsche Bank. He held the same role at Bankers Trust Company in addition to running the global project finance business. He previously served as the senior vice president and head of fixed income sales for the United Kingdom, continental Europe, and the Middle East at Lehman Brothers. Mr. Getsinger is also a former director and owner of GPU Argentina Holdings, Inc.

QUALIFICATIONS

Mr. Getsinger brings a significant amount of business experience to our Board along with deep financial and diverse banking expertise. Because of his experience with Dunas, he provides additional power industry knowledge. Mr. Getsinger has a strong background in international markets and his leadership in providing global investment banking services is valuable to us in matters relating to strategic planning and potential overseas expansion.

WILLIAM F. GRIFFIN, JR. AGE: 69 DIRECTOR SINCE: 2012 COMMITTEES: ● Executive

Mr. Griffin was appointed to the Board of Directors in April 2012. He is a co-founder of Gemma Power Systems, LLC ("Gemma”) which was acquired by Argan in December 2006 along with its affiliated companies. Mr. Griffin is a veteran of power plant construction with over 40 years of related experience. He now holds the position of Non-Executive Chairman of Gemma. Mr. Griffin served as Vice Chairman of Gemma from November 2007 to November 2019 and as Chief Executive Officer of Gemma from September 2008 to November 2019. Under Mr. Griffin’s leadership, Gemma grew to become one of the nation’s leading providers of engineering, procurement and construction services to the power generation market. Over the past two years, Mr. Griffin has evolved into an important leadership mentor for the heads of both Gemma and our overseas energy project construction firm, Atlantic Projects Company Limited ("APC”).

QUALIFICATIONS

Mr. Griffin has significant senior executive experience in the energy-related construction sector. Based on his long length of service as the leader of our largest operating company, Mr. Griffin contributes an in-depth understanding of our business that may not be easily attainable by an outside member of our Board. Based on the extent of his experience, the Board of Directors benefits from Mr. Griffin making important contributions to its decision making regarding our strategic direction, our commitment to certain business development efforts, the identification of future construction project opportunities, contract negotiations and project execution.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

JOHN R. JEFFREY, JR. INDEPENDENT  AGE: 70 DIRECTOR SINCE: 2017 COMMITTEES: ● Audit ● Responsible Business

Mr. Jeffrey has been a member of our Board of Directors since June 2017. Mr. Jeffrey accumulated 40 years of experience with Deloitte & Touche LLP ("Deloitte”), which included 30 years as a partner serving several of Deloitte’s largest audit clients, before retiring in 2017. Mr. Jeffrey was Managing Partner of Deloitte’s Global Japanese Services Group from 2003 to 2015, and he was a member of Deloitte’s United States Chairman and CEO Nominating Committee in 2010. Currently, Mr. Jeffrey serves as a board member for two non-profit entities based in New York offering educational and enrichment programs dedicated to improving the education of children. In 2023, Mr. Jeffrey joined Clara Vista Fund I, LP, a media and emerging technology investment entity, as an advisory member of its Board of Directors.

QUALIFICATIONS

Mr. Jeffrey provides our Board with significant expertise in the areas of public accounting, risk management, mergers and acquisitions, and related regulatory matters, which he developed over a long career with Deloitte, a leading public accounting firm. He brings to the Board viable experience with operational and governance issues faced by complex organizations, including extensive international expertise. He also brings to our Board valuable experience in dealing with long-term construction projects. Mr. Jeffrey is a certified public accountant with an active license.

WILLIAM F. LEIMKUHLER INDEPENDENT  AGE: 72 DIRECTOR SINCE: 2007 COMMITTEES: ● Executive ● Compensation ● Nominating/Corporate Governance

Mr. Leimkuhler has been a member of our Board of Directors since June 2007 and he was appointed as Chairman of the Board in August 2022. Currently, Mr. Leimkuhler serves as a senior vice president of Mutualink, Inc. ("Mutualink”), a privately owned provider of communications interoperability solutions for public safety and critical infrastructure organizations. From November 2017 to January 31, 2021, Mr. Leimkuhler served as the chief financial officer of Mutualink. He has been the general counsel and director of business development to Paice Corporation, a privately held developer of hybrid electric powertrains, since 1999. He also advises a number of technology-based companies on business, financial and legal matters, including corporate and commercial transactions and intellectual property matters.

From 1994 through 1999, he held various positions with Allen & Company LLC ("Allen”), a New York investment banking firm, initially serving as the firm’s general counsel. From 2012 to September 2019, Mr. Leimkuhler was a member of the board of directors of Northern Power Systems Corp., which designed, manufactured and serviced wind turbines. He served as chairman of the board from December 2013. He also served on the audit and compensation committees of this board. Mr. Leimkuhler also serves on the board of U.S. Neurosurgical Holdings, Inc. (OTC: USNU), which holds interests in radiological treatment facilities and is developing a managed care business.

QUALIFICATIONS

The leadership experience that Mr. Leimkuhler has developed as a legal executive with an investment banking firm, a securities law firm partner and a board and associated committee member for public companies makes him a valuable member of our Board. He is a respected source of legal guidance to the members of the executive management team and the members of our Board of Directors and provides special insight to them on matters relating to financial reporting and corporate governance requirements.

Argan, Inc.   |   5

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

W.G. CHAMPION MITCHELL INDEPENDENT  AGE: 77 DIRECTOR SINCE: 2003 COMMITTEES: ● Executive ● Nominating/Corporate Governance

Mr. Mitchell has been a member of our Board of Directors since October 2003. From January 2003 until March 2008, Mr. Mitchell was chairman of the board and chief executive officer of Network Solutions, Inc. which was engaged in the creation, marketing and management of digital identity and web presence products. Mr. Mitchell currently serves as a director of two privately-held companies, Direct Brands, Inc. and The 41st Parameter, Inc. He is also a member of the board of governors for RTI International, a leading independent, nonprofit research and development organization, and for the University of North Carolina system that controls all state-owned universities and operates the largest hospital system in the state.

QUALIFICATIONS

Mr. Mitchell possesses business leadership skills which were honed as a former chief executive officer for a series of companies. This background makes him a valuable source of advice and consultation for the management team and the other members of the Board as we address the contemporary issues facing public companies today. His many years of experience as a corporate executive and his length of service on our Board provide him with a unique capability to assess the needs of the Board and to evaluate the value of potential Board members, with substantial insight into management, operational and financial matters, and with knowledge of market conditions and trends.

JAMES W. QUINN INDEPENDENT  AGE: 66 DIRECTOR SINCE: 2003 COMMITTEES: ● Executive ● Compensation ● Nominating/Corporate Governance

Mr. Quinn has been a member of our Board of Directors since May 2003. Mr. Quinn is currently a managing director of Allen & Company LLC. Since 1982, Mr. Quinn has served in various capacities at Allen and its affiliates, including head of the Corporate Syndicate Department and chief financial officer for approximately ten years. Mr. Quinn served as a director of Arguss from 1999 through 2002. He also serves as a director on the boards of several privately held companies in connection with Allen’s investment in the companies and of several charitable organizations.

QUALIFICATIONS

Mr. Quinn’s experience with financial and investment banking matters at Allen and his terms of service on the boards of the Company and Arguss make him a valued member of our Board and well-qualified to be the chair of the Board’s Compensation Committee. His many years of experience allow him to counsel the Board on matters such as executive compensation, mergers and acquisitions, capital structure, financings and strategic planning and to provide insightful views on public company reporting matters and general business trends.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

KAREN A. SWEENEY INDEPENDENT  AGE: 66 DIRECTOR NOMINEE COMMITTEES: ● Responsible Business

Ms. Sweeney is standing for election as a new member of Argan’s Board of Directors beginning in June 2024. Ms. Sweeney first joined Turner Construction Company (“Turner”), an international construction services company, in 1980 as a field engineer. Throughout her tenure, she worked in estimating and engineering, special projects, and project management on number commercial construction projects throughout the U.S. In 2000, she was appointed as vice president and general manager of the Cleveland business unit, taking on the responsibilities of overseeing both field and business development operations. She was the first woman to head a Turner office. In 2009, she was named Turner’s vice president of diversity and inclusion, and in 2014 was promoted to senior vice president, inclusion and community.

She has served as a director of the Penn State Engineering Alumni Society since 2004 and served as its president from 2012 to 2014. Ms. Sweeney is also a founding member of In Counsel With Women, a professional network for women in Northeast Ohio, and a member of the Society of Women Engineers.

QUALIFICATIONS

Ms. Sweeney’s extensive 43-year career in construction engineering and operations will make her a valuable member of our Board, providing expertise in sales, contracts, field operations and client relationships. Her background in leading company initiatives focused on diversity and inclusion also make her a trusted resource to lead the Board’s Responsible Business Committee.

DAVID H. WATSON AGE: 48 DIRECTOR SINCE: 2022 COMMITTEES: ● Executive ● Responsible Business

Mr. Watson was appointed President and Chief Executive Officer of the Company and a member of the Board of Directors, effective August 2022. Previously, Mr. Watson served as our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary since he joined the Company in October 2015. Mr. Watson has held senior financial positions with public companies for over 15 years. Mr. Watson was the Chief Financial Officer of Gladstone Investment Corporation (NASDAQ: GAIN) from 2010 until 2015, and also served as its Treasurer from 2012 until 2015. In addition, Mr. Watson was the Chief Financial Officer of Gladstone Capital Corporation (NASDAQ: GLAD) from 2011 until 2013 and served as its Treasurer from 2012 until 2015. Gladstone Investment Corporation and Gladstone Capital Corporation are closed-end, non-diversified management investment companies. Prior to his Gladstone positions, Mr. Watson served as a director of Portfolio Accounting of the publicly-traded MCG Capital Corporation from 2007 until 2010.

QUALIFICATIONS

Mr. Watson has extensive knowledge and experience in our business and has obtained an in-depth knowledge of our employees, culture and competitors. As chief financial officer of the Company, he developed important relationships with the leaders now running our subsidiary operations, and he has a deep understanding of the financial accounting and risk management disciplines. He possesses the leadership skills, the energy and the problem-solving capabilities that are important to the Board and the Company.

Composition of Board of Directors

The number of directors which shall constitute the whole Board of Directors shall be not less than four or more than ten. Nine of the current directors will stand for re-election at the Annual Meeting as described in this Proxy Statement in addition to one director nominee, Ms. Sweeney. Ms. Koilpillai, who served as a director since 2019, is not standing for re-election.

Director Attendance at the Annual Meeting

All of our directors attended last year’s annual meeting in person or by teleconference, and we expect that all ten of the nominated directors will attend this year’s Annual Meeting in person or by teleconference.

Argan, Inc.   |   7

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Board of Directors Meetings and Committees

During the fiscal year ended January 31, 2024 (“Fiscal 2024”), the Board of Directors met five times and acted twice by unanimous written consent. All current Board members were present for the full Board and Committee meetings held during the year or participated by telephone conference, with the exception of one Board member, Mr. Bosselmann, who was unable to attend one Board meeting.

Currently, the Board has five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Responsible Business Committee. The Responsible Business Committee was formerly named the Environmental, Social and Governance Committee and was subcommittee of the Nominating/Corporate Governance Committee.  The Board designated it as a standing committee in April 2023. The functions of each of these committees and their members are specified below. The Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Responsible Business Committee each operate under written charters which were updated and affirmed by the Board in June 2023, in order to meet the requirements of the NYSE Listed Company Manual. These charters, as well as the Board’s Governance Guidelines, are available on our website at www.arganinc.com.

The current members of the five standing committees are identified in the following table.

COMMITTEES

	IND	AUDIT	COMPENSATION	NOMINATING/ CORPORATE GOVERNANCE	RESPONSIBLE BUSINESS	EXECUTIVE
RAINER H. BOSSELMANN						•
CYNTHIA A. FLANDERS	•	•	•
PETER W. GETSINGER	•	•			•
WILLIAM F. GRIFFIN, JR.						•
JOHN R. JEFFREY, JR.	•	C			•
MANO S. KOILPILLAI	•				C
WILLIAM F. LEIMKUHLER*	•		•	•		C
W.G. CHAMPION MITCHELL	•			C		•
JAMES W. QUINN	•		C	•		•
DAVID H. WATSON					•	•

* = Chairman of the Board       C = Chair      • = Member      IND = Independent

The Board has determined that the following members of the Board are currently independent directors, as such term is defined in Section 303A of the NYSE Listed Company Manual:  Messrs. Jeffrey, Getsinger, Leimkuhler, Mitchell and Quinn; Ms. Flanders; and Ms. Koilpillai. The independent directors meet from time to time in executive session without the other members.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

AUDIT COMMITTEE

MEMBERS: JOHN R. JEFFREY, JR. (Chair), CYNTHIA A. FLANDERS, PETER W. GETSINGER NUMBER OF MEETINGS IN 2024: 6 AVERAGE DIRECTOR ATTENDANCE IN 2024:100%

During Fiscal 2024, the Audit Committee met six times by telephone conference. All elected members participated in each one of these meetings. The members of the Audit Committee are all independent directors under applicable SEC and stock exchange rules. In addition, the Board of Directors has determined that at least one of the independent directors serving on the Audit Committee, Mr. Jeffrey, is an audit committee financial expert, as that term has been defined by Item 407 of the Security and Exchange Commission’s Regulation S-K.

The original written charter of the Audit Committee was adopted in October 2003. As indicated above, the charter was most recently updated and approved by the Board in June 2023. The Audit Committee assists the full Board of Directors in its oversight responsibilities relating to the integrity of our published consolidated financial statements, our financial disclosure controls and our system of internal control over financial reporting. This group considers and approves the selection of, and approves the fee arrangements with, our independent registered public accountants.

The Audit Committee meets with members of management and representatives of our independent registered public accounting firm in order to review the overall plan for the annual independent audits including the scope of audit testing and any other factors that may impact the effectiveness of the audits. The Audit Committee discusses with management and the auditors our major financial and operating risks, the steps that management has taken to monitor and manage such exposures, the results of the quarterly reviews and annual audits and any other matters required to be communicated to the Audit Committee pursuant to the standards of the Public Company Accounting Oversight Board (United States).

At the end of each of the first three quarters and subsequent to year-end, the members of the Audit Committee meet with management and the independent auditors to review the adequacy and accuracy of the information included in the applicable SEC filing, including the disclosures made in the "Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of each filing.

The Audit Committee also meets with representatives of our internal auditing firm in order to review the scope of its annual audit plan and the results of its testing including the identification of any significant deficiencies or material weaknesses in the system of internal control over financial reporting and the discovery of any fraud regardless of materiality. The Audit Committee oversees and periodically reviews the Company’s cybersecurity and related policies, controls and effectiveness assessments. In addition, the Audit Committee reviews complaints referred to them that we receive regarding accounting, internal controls or auditing matters, and the confidential or anonymous submissions by employees expressing concerns regarding questionable accounting or auditing practices.

COMPENSATION COMMITTEE

MEMBERS: JAMES W. QUINN (Chair), CYNTHIA A. FLANDERS, WILLIAM F. LEIMKUHLER NUMBER OF MEETINGS IN 2024: 3 AVERAGE DIRECTOR ATTENDANCE IN 2024: 100%

Each year, the Compensation Committee performs comprehensive stockholder outreach efforts. The overall purpose of this outreach is to improve our understanding of the perspectives that our stockholders have with respect to our compensation practices, and to evaluate and to address any concerns or feedback we receive, as described further in the "Executive Compensation Discussion and Analysis” section below.

Compensation Committee meetings are held primarily to determine the elements of cash compensation for our executive officers, including cash bonus and incentive awards, and to develop recommendations for the consideration of the Board of Directors regarding the award of options to purchase shares of our Common Stock and of restricted stock units.

During Fiscal 2024, the members of the Compensation Committee formally met three times by telephone conference and acted once by unanimous written consent. All members participated in these meetings. At the meetings that were held early

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

in the year, the members evaluated the performance of the Company for the fiscal year ended January 31, 2023 ("Fiscal 2023”) and the performance of each officer considered a Named Executive Officer (“NEO”) and other key employees for Fiscal 2023. Based on the evaluations, the Compensation Committee approved the cash bonus and incentive cash awards for the NEOs in the amounts discussed in our proxy statement provided to stockholders last year, approved the bonus pool amounts for Argan and each of the subsidiaries related to Fiscal 2023, and approved deferred compensation awards for senior management and other key employees at Gemma (awards currently exclude Charles E. Collins, IV, the Chief Executive Officer of Gemma). At the meeting of the Board of Directors held in April 2023, and based on the recommendations of the Compensation Committee, the independent members approved the awards of stock options and restricted stock units to NEOs and other key employees.

Members acted by unanimous written consent in September 2023 to permit outstanding Restricted Stock Agreements and Non-Qualified Stock Option Agreements of the Company to include a share netting provision, allowing participants or optionees the choice to receive a net number of shares, which number shall be reduced by the number of shares of common stock of the Company with an aggregate fair market value equal to (i) the estimated payroll tax withholding amount due and/or (ii) the option exercise price.  At the meeting held later in the year, the members evaluated and approved an amended Clawback Policy to comply with the new compensation recovery standards established by the Securities and Exchange Commission (the “SEC”) for incentive compensation erroneously awarded subsequent to October 1, 2023.

Subsequent to the end of Fiscal 2024, the members of the Compensation Committee met two additional times to consider consolidated operating results for Fiscal 2024 and to understand the performance of each individual subsidiary operation for the year. As a result, the members 1) approved cash bonus pool amounts related to Fiscal 2024 for Gemma and the other companies comprising the Company’s consolidated group, 2) approved deferred compensation awards for certain senior management members and other key employees of Gemma (which did not include any award amounts for Mr. Collins), 3) approved the cash bonus and incentive cash awards described in the following paragraph for the NEOs in the amounts disclosed for Fiscal 2024 in the "Summary Compensation Table” included below, and 4) developed its recommendations for the stock awards that were approved by the independent members of the Board of Directors in April 2024.

The members of the Compensation Committee reviewed and approved the incentive compensation calculations for Fiscal 2024 that were made pursuant to the performance criteria established for Mr. Collins in his employment agreement which resulted in the payment of cash incentive compensation of $1,150,000. In addition, Mr. Collins was awarded a discretionary cash bonus of $350,000 for Fiscal 2024.

The review by the Compensation Committee of the consolidated Company’s performance for Fiscal 2024 and of individual performance and achievements during the year also resulted in the payment of cash bonuses to Mr. Watson, our Chief Executive Officer (our "CEO”), and Mr. Richard H. Deily, our Chief Financial Officer (our "CFO”), in the amounts of $575,000 and $300,000, respectively.

Based on recommendations received from the Compensation Committee, the independent members of the Board of Directors approved awards to 1) Mr. Watson of Time-Based Restricted Stock Units (TRSUs”), Performance-Based Restricted Stock Units ("PRSUs”) and EPS Performance-Based Restricted Stock Units ("EPRSUs”) covering 10,000 shares of Common Stock, a target of 4,000 shares of Common Stock and a target of 8,000 shares of Common Stock, respectively, and 2) awards to Mr. Collins of TRSUs, PRSUs and EPRSUs covering 4,000 shares of Common Stock, a target of 1,000 shares of Common Stock and a target of 2,000 shares of Common Stock, respectively. The independent members of the Board also approved the award of Renewable Performance-Based Restricted Stock Units ("RRSUs”) to Mr. Collins covering up to 5,000 shares of Common Stock. Descriptions of each type of restricted stock unit award identified above are included in the "Executive Compensation Discussion and Analysis” section of this 2024 Proxy Statement.

Finally, in April 2024, the independent members of the Board of Directors approved the awards to Mr. Watson and Mr. Collins of non-qualified options (all with three-year vesting plans) to purchase 3,000 shares and 1,500 shares of our Common Stock, respectively, as recommended by the Compensation Committee.

It should be noted that Mr. Deily did not receive equity awards in April 2024 (which are intended to incentivize future performance) as he plans to retire at the end of his employment agreement term in September 2024. He is 70 years old.

The written charter for the Compensation Committee, which was originally adopted in April 2004, was most recently reviewed and affirmed in June 2023. The Compensation Committee is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of our business objectives and to align the interests of executive officers with the long-term interests of our stockholders. To that end, it is the responsibility of the Compensation Committee to develop and approve, periodically, a general compensation plan and salary structure for our

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

executive officers that also consider business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate.

It is the responsibility of the Compensation Committee to review and approve the cash compensation (salary, bonus, and other incentive payments) of our CEO and the other NEOs, and to review and approve perquisites offered to our NEOs. The Compensation Committee shall also review and approve corporate goals and objectives relevant to the compensation of our NEOs, evaluate performance in light of the goals and objectives, and review and approve all employment, retention and severance agreements for our NEOs. As noted above, the Compensation Committee also makes recommendations to the Board of Directors regarding equity-based awards to the NEOs.

The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders, including the 2020 Stock Plan, in a manner consistent with the terms of such plans; reviews and makes recommendations to the Board of Directors with respect to new compensation, incentive and equity-based plans; and reviews and makes recommendations to the Board on changes in major benefit programs for our NEOs.

The members of the Compensation Committee are independent directors under the applicable rules of the NYSE.

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

MEMBERS: W.G. CHAMPION MITCHELL (Chair), WILLIAM F. LEIMKUHLER, JAMES W. QUINN NUMBER OF MEETINGS IN 2024: None AVERAGE DIRECTOR ATTENDANCE IN 2024: N/A

The initial written charter of this committee now known as the Nominating/Corporate Governance Committee was adopted in April 2004, and was most recently reviewed and affirmed in June 2023. Pursuant to its expanded duties and responsibilities, the Nominating/Corporate Governance Committee provides oversight of our corporate governance affairs, including the consideration of risks, and assesses the full Board’s performance annually in accordance with established procedures.

It has been primarily responsible for identifying individuals qualified to become members of our Board of Directors, and for recommending the persons to be nominated by the Board for election as directors at the annual meeting of stockholders and the persons to be chosen by the Board of Directors to fill any vacancies on the Board that may arise.

In its evaluations, the Nominating/Corporate Governance Committee considers the following selection criteria as a guide in its selection process as well as the gender and ethnic diversity of the Board. Such selection criteria include the following: (i) nominees should have a reputation for integrity, honesty and adherence to high ethical standards; (ii) nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term business objectives and should be willing and able to contribute positively to our decision-making process; (iii) nominees should have a commitment to understand the Company and its industry and to attend regularly and to participate meaningfully in meetings of the Board of Directors and its committees; (iv) nominees should have the willingness and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders; and (v) nominees should not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

The Board is committed to having a diverse board of directors and to using new appointment opportunities to strengthen the Board’s diversity. Specifically, the Nominating/Corporate Governance Committee will consider the candidacy of women and racially/ethnically diverse candidates for all future vacancies on the Board. To that end, the Nominating/Corporate Governance Committee will continue to require that all prospective director candidate pools include a robust selection of women and racially/ethnically diverse candidates for serious consideration. Presently, two of our Board members are female and one of our Board members is ethnically/racially diverse.

The Nominating/Corporate Governance Committee is also responsible for reviewing the requisite skills and criteria for new members of the Board of Directors as well as the composition of the Board as a whole. The Board of Directors believes that its membership should include individuals representing a diverse range of experience that gives the Board both depth and breadth in the mix of its skills. To that end, the Board endeavors to include in its overall composition a variety of targeted skills that complement one another rather than requiring each director to possess the same skills, perspective and interests.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Accordingly, the Nominating/Corporate Governance Committee and the other members of the Board of Directors consider the qualifications of directors and director nominees individually and also in the broader context of the Board’s overall composition and the Company’s current and future needs. The Nominating/Corporate Governance Committee continues to actively review potential candidates on an informal basis to ensure there exists a pipeline of qualified candidates as refreshment opportunities arise. Subsequent to Fiscal 2024, the committee met to officially recommend the nomination of Ms. Sweeney.

We will consider nominees for the Board who are recommended by stockholders. Nominations by stockholders must be in writing, must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating/Corporate Governance Committee will review the qualifications and backgrounds of all directors and nominees (without regard to whether a nominee has been recommended by a stockholder), as well as the overall composition of the Board. Nominations must be delivered to the attention of the Nominating/Corporate Governance Committee at our headquarters address.

In April 2024, the members of this committee met formally one time, with all members in attendance, in order to agree on a recommendation that Ms. Sweeney be included in the slate of directors presented to the stockholders for election to the Board in June 2024. A vacancy on the Board will be created by the recent decision of Ms. Koilpillai not to stand for election to another term. Mr. Leimkuhler presented Ms. Sweeney to the committee for its consideration of her as a potential independent Board member. The majority of committee members interviewed Ms. Sweeney, as did other members of the Board, deliberated and agreed to recommend her for nomination to the full Board. The committee members considered Mr. Leimkuhler’s recommendation, Ms. Sweeney’s background and professional experience, the interview performance of Ms. Sweeney, and her potential fit with the other members of the Board in making their recommendation decision.

RESPONSIBLE BUSINESS COMMITTEE

MEMBERS: MANO S. KOILPILLAI (Chair), PETER W. GETSINGER, JOHN R. JEFFREY, JR., DAVID H. WATSON NUMBER OF MEETINGS IN 2024: 3 AVERAGE DIRECTOR ATTENDANCE IN 2024: 100%

The Board understands that, increasingly, investors are making investment decisions pursuant to a strategy which considers both financial return and the commitment to favored social/environmental initiatives. Our on-going commitment to environmental, health and safety, corporate social responsibility, corporate governance, sustainability, and other public policy matters relevant to us is being supported by the Responsible Business Committee, which was formed initially as a subcommittee of the Nominating/Corporate Governance Committee in April 2020 and was elevated to full committee status in April 2023.

The Board tasked the Responsible Business Committee with formalizing the Company’s approach to understanding and responding to the environmental, social and governance concerns of the Company’s stockholders, with a focus on management’s practices and whether they encourage sustainability and community improvement. The charter of the Responsible Business Committee, which was approved by the full Board in September 2020 and updated in April 2024, formalized its mission to assist the Company’s senior management in: (a) setting the Company’s general strategy relating to responsible business matters, as well as developing, implementing, and monitoring initiatives and policies for the Company based on that strategy; (b) overseeing communications with employees, investors, and other of the Company’s stakeholders with respect to responsible business matters; and (c) monitoring and anticipating developments relating to, and improving management’s understanding of, responsible business matters.

The Responsible Business Committee held periodic meetings throughout the year. A summary of our Responsible Business accomplishments in various areas over the past three years is presented in Item 1, Business, of our Annual Report. In addition, more information about our sustainability accomplishments can be found in the sustainability section we recently added to our website.

We also report that for Fiscal 2024, Fiscal 2023 and Fiscal 2022, the amounts of revenues earned by us and associated with renewable energy projects were 6.9%, 9.6% and 13.4% of corresponding revenues, respectively. As of January 31, 2024, 83% of our project backlog of $757 million supports the low-carbon economy. We expect that revenues associated with the

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

performance of renewable energy projects will continue to contribute meaningfully to our power industry services segment and consolidated revenues over the coming years.

EXECUTIVE COMMITTEE

MEMBERS:

WILLIAM F. LEIMKUHLER (Chair), RAINER H. BOSSELMANN, WILLIAM F. GRIFFIN, JR., W.G.
CHAMPION MITCHELL, JAMES W. QUINN, DAVID H. WATSON

NUMBER OF MEETINGS IN 2024: None

AVERAGE DIRECTOR ATTENDANCE IN 2024: N/A

This committee is authorized to exercise the general powers of the Board in managing the business and affairs of the Company between meetings of the full Board, if necessary. The Executive Committee did not meet during Fiscal 2024.

Board Leadership and Risk Oversight

Mr. Watson serves as the Company’s CEO. Mr. Griffin is also a member of management. Prior to his retirement from the Company in August 2022, Mr. Bosselmann served as our chief executive officer and chairman of the Board. Upon Mr. Bosselmann’s retirement, we appointed Mr. Leimkuhler as Chairman of the Board of Directors and the lead independent director role was eliminated. Seven of the ten members of the Board, Messrs. Getsinger, Jeffrey, Leimkuhler, Mitchell, Quinn; Ms. Flanders; and Ms. Koilpillai, are considered to be independent based on the Board’s consideration of our independence standards and the applicable independence standards of the NYSE as set forth in Section 303A.02(a)(ii) of the NYSE Listed Company Manual. Ms. Sweeney would also be considered to be independent.

The Board periodically reviews the structure of the Board of Directors. Our bylaws currently provide that the Company’s CEO shall preside at all meetings of the Board of Directors. The Board could amend that bylaw, but it believes that we have best corporate practices in place to ensure that the Company maintains a strong and independent Board, the highest standards of corporate governance and the continued accountability of our CEO to the Board. This structure is evidenced by the composition of the current Board of Directors and the membership of its various committees. Additionally, the CEO reports to the Chairman of the Board of Directors multiple times each month.

The members of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are all independent directors. Consequently, independent directors directly oversee critical matters such as the remuneration policy for executive officers; corporate governance guidelines, policies and practices; the director nomination process; our corporate finance strategies and initiatives; and the integrity of our consolidated financial statements and system of internal control over financial reporting.

One of the Board’s key responsibilities is the oversight of our assessment and management of risks that may adversely impact the Company. The standing Audit, Compensation and Nominating/Corporate Governance Committees address risks in their respective areas of oversight. Consequently, the Board monitors the design and effectiveness of our system of internal controls over financial reporting, the security of our computer information systems, the effectiveness of our corporate codes of conduct and ethics, including whether they are successful in preventing wrongful conduct, and risks associated with the independence of its members, potential conflicts of interest and succession planning.

Our Audit Committee considers and discusses our major financial risk exposures, including the risk that our sensitive and confidential data may not be adequately protected from unauthorized access, and the steps our management has taken to monitor and control these exposures, including guidelines and policies for the processes by which risk assessment, risk management and the structuring of our insurance programs are undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. It oversees the performance of management’s assessments of our system of internal control over financial reporting and of the audits conducted by the independent registered public accountants of our consolidated financial statements and our internal controls over financial reporting.

The Compensation Committee oversees the administration of our equity compensation plans, and reviews and approves the salaries, bonuses and cash incentives paid to the NEOs while assessing whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The independent directors of the Board approve all stock option and other stock awards. Senior management provides reports on enterprise risk issues, including operational, financial, legal and regulatory, and strategic and reputation risks, to the appropriate committee or to the full Board.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The entire Board and the committees receive reports on areas of material risk not only from senior management, but from our internal audit firm, our independent registered public accountants, outside counsel, and other members of management and professional advisors. When one of the committees receives any such report, the chairman of the committee reports to the full Board of Directors at the next Board meeting. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Board of Directors adopted a set of governance guidelines which provide a framework within which the Board conducts its business. The guidelines describe the basic responsibilities of a member of our Board and the requirements for the conduct of Board and committee meetings. These governance guidelines are available on our website at www.arganinc.com.

Compensation of Directors

The following table summarizes the fees and other compensation for the non-employee members of our Board of Directors for Fiscal 2024. Each non-employee member of our Board of Directors received an annual fee of $35,000 and the Chairman of the Board received an additional annual fee of $65,000. The members of the Audit Committee received an additional annual fee of $5,000 and the Audit Committee Chair received an additional annual fee of $10,000. Directors were reimbursed for reasonable expenses actually incurred in connection with attending each formal meeting of the Board of Directors or the meeting of any committee thereof. Directors were also eligible to receive awards of options to purchase shares of our Common Stock and of restricted stock units.

		Stock Option	Restricted Stock	All Other	Total
Name	Fees	Awards(1)	Unit Awards(1)	Compensation	Compensation
Cynthia A. Flanders	$40,000	$13,727	$109,250	$–	$162,977
Peter W. Getsinger	40,000	13,727	109,250	–	162,977
John R. Jeffrey, Jr.	50,000	13,727	109,250	–	172,977
Mano S. Koilpillai	35,000	13,727	109,250	–	157,977
William F. Leimkuhler	100,000	13,727	109,250	–	222,977
W.G. Champion Mitchell	35,000	13,727	109,250	–	157,977
James W. Quinn	35,000	13,727	109,250	–	157,977

(1)	Amounts represent the aggregate award-date fair values computed for financial reporting purposes reflecting the assumptions discussed in the section “Share-Based Payments” of Note 1 – Description of the Business and Basis of Presentation and in Note 11 – Stock-Based Compensation of our consolidated financial statements that are included in Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2024.

Effective February 1, 2024, the Company revised the compensation structure for the independent Board members by increasing the annual fee to $40,000 and increasing the annual Audit Committee fee membership to $6,000.

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PROPOSAL NO. 2
APPROVAL OF EXECUTIVE COMPENSATION (THE “SAY-ON-PAY” PROPOSAL)

THE BOARD RECOMMENDS A VOTE "FOR” APPROVAL OF THE SAY-ON-PAY PROPOSAL

We are seeking stockholder approval of the compensation of our NEOs as described in the “Executive Compensation Discussion and Analysis” section, the compensation tables and the other narrative compensation disclosures of this Proxy Statement, all of which are included below. This non-binding advisory proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This vote represents our twelfth annual advisory say-on-pay vote. Last year, the stockholders approved our executive compensation with 74% of the vote in favor of our program.

Based on management’s recommendation and the results of voting by the stockholders at the 2019 Annual Meeting, the Board of Directors determined that we will hold an advisory vote on our executive compensation every year. Because this is an advisory vote, the results will not be binding on the Board of Directors and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our NEOs. However, our Compensation Committee does consider the outcome of the annual votes when determining executive compensation arrangements.

The Compensation Committee has conducted comprehensive stockholder outreach which commenced during our fiscal year ended January 31, 2018. During Fiscal 2024 and shortly thereafter, the members of the Compensation Committee continued to engage in meaningful contacts with certain stockholders, as we proactively contacted all of our top 25 stockholders, who collectively represented approximately 64% of our outstanding shares, as described further in the “Executive Compensation Discussion and Analysis” section below. The purpose of the outreach practice is to deepen our understanding of the perspectives of our stockholders with respect to our compensation practices, and to evaluate and to address any concerns or reactions we receive.

Based on feedback we have received in the past, we increased the vesting period for stock option awards, introduced the use of performance-based long-term incentive equity compensation, instituted a cap on annual cash incentive awards and committed to a policy prohibiting the future negotiation of single-trigger change-in-control provisions, among other changes. These changes led to enhancements of the disclosures regarding executive compensation, which are reflected in the discussion of our executive compensation included in our Proxy Statement for the current year.

The Board of Directors has adopted several other policies to improve accountability and further encourage an alignment of stockholder and executive officer interests. These policies, which are also described in further detail below in the “Executive Compensation Discussion and Analysis” section, include a stock ownership policy for NEOs and non-employee members of our Board, a no pledging policy, an anti-hedging policy, and a clawback policy, which we amended in October 2023. In April 2023, we introduced a new restricted stock award for certain executive officers in order to provide incentives for the growth of our diluted EPS over a three-year measurement period.

Consistent with past efforts to increase compensation transparency for our stockholders, we developed specific performance metrics for use in the determination of the amount of non-equity cash incentive compensation that may be earned each year by the CEO of Gemma. The metrics were used to confirm the amounts of such compensation earned by him for Fiscal 2024. In April 2021, we introduced the use of a new restricted stock award in order to provide incentives for the growth in the number and value of renewable energy construction projects awarded to Gemma over the ensuing three-year period.

In summary, our executive compensation program has been structured by the Compensation Committee to retain and incentivize our core management team through challenging business environments. Concurrently we provide incentives to drive profitable growth and to deliver value to our stockholders.

In considering how to vote on this advisory proposal, we urge our stockholders to study all the relevant information in the “Executive Compensation Discussion and Analysis” section below, and the compensation tables and the other narrative disclosures regarding our executive compensation program that are included herein.

Argan, Inc.   |   15

PROPOSAL NO. 3
RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

THE BOARD RECOMMENDS A VOTE "FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2025

The Audit Committee of our Board of Directors has selected Grant Thornton LLP (“Grant Thornton”) as the independent registered public accountants for the performance of the audits of our consolidated financial statements and our system of internal control over financial reporting for our fiscal year ending January 31, 2025.

Our stockholders are being asked to ratify the Audit Committee’s selection. Grant Thornton has served as our independent registered public accountants since 2006. A representative of Grant Thornton is expected to be present at the Annual Meeting and to be available to respond to appropriate questions. Although Grant Thornton has indicated that no statement will be made, the firm will be provided the opportunity to make a statement.

Audit Firm Independence

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants and it evaluates the selection of them each year. In addition, in order to promote continuing auditor independence, the Audit Committee considers the independence of Grant Thornton at least annually. Based on its most recent evaluation, including the firm’s past performance and an assessment of the firm’s qualifications and resources, the Audit Committee believes that the continued retention of Grant Thornton to serve as our independent registered public accountants is in the best interests of the Company and its stockholders.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services to be performed by our independent registered public accountants, who may not render any audit or non-audit service unless the service is approved in advance by the Audit Committee pursuant to its pre-approval policy. The Audit Committee has delegated to its chairman the authority to pre-approve certain services. The chairman must report any pre-approval pursuant to such delegation of authority to the other members of the Audit Committee at its next scheduled meeting at which time the Audit Committee is then asked to approve and ratify the pre-approved service. The Audit Committee followed these guidelines in approving all services rendered by our independent registered public accountants during Fiscal 2024 and Fiscal 2023.

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PROPOSAL NO. 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees

The following table below presents the amounts of fees billed to us by Grant Thornton for professional services rendered during and related to Fiscal 2024 and Fiscal 2023.

	2024(1)	2023
Audit Fees	$1,461,794	$1,494,734
Audit-Related Fees	–	–
Tax Fees	–	288,431
All Other Fees	–	–
Total Fees	$1,461,794	$1,783,165

(1)	Amount for 2024 includes estimated amounts for final billings.

Audit Fees. This category consists of fees billed for professional services rendered for annual audits of our consolidated financial statements; for statutory audits of the separate financial statements of foreign subsidiaries; for reviews of quarterly condensed consolidated financial statements; and for the review of current reports and other documents filed with the SEC. Audit fees also include the costs associated with Grant Thornton’s audit of the effectiveness of our internal control over financial reporting. For Fiscal 2024 and Fiscal 2023, this amount also reflects the expanded audit procedures performed at APC as its growth has caused an increase in the materiality of its financial results and system of internal control over financial reporting.

Audit-Related Fees. This category includes fees billed for services provided by Grant Thornton related to consultations on accounting and reporting matters and to due diligence procedures performed during the investigations of potential acquisitions. No such fees were incurred during Fiscal 2024 or Fiscal 2023.

Tax Fees. This category consists of fees billed for professional tax services provided in the areas of compliance, research and development credits, research and planning. No such fees were incurred during Fiscal 2024.

All Other Fees. This category includes fees for other miscellaneous items. No such fees were incurred during Fiscal 2024 or Fiscal 2023.

Argan, Inc. | 17

AUDIT COMMITTEE REPORT

The Audit Committee of our Board operates pursuant to a written charter which was updated in June 2023. A copy can be found at www.arganinc.com. The Board of Directors has made a determination that the members of the Audit Committee satisfy the independence and other requirements of the NYSE and the applicable rules of the SEC. The Board has also made the determination that at least one member of the Audit Committee is a “financial expert” as that term is defined in Item 407 of the SEC’s Regulation S-K.

The responsibilities of the Audit Committee are set forth in its charter, and include the responsibilities for the appointment and supervision of our independent registered public accountants; the approval of the arranged fees for services; the evaluation of the firm’s qualifications and independence; the approval of all audit and non-audit services provided by them; and the review of our consolidated financial statements with our management and them. The Company’s independent registered public accountants are required to report directly to the Audit Committee. The Audit Committee also reviews our accounting policies, internal control procedures, material related party transactions, the security of our information systems (including cybersecurity), and compliance activities. Its members also review the Charter of the Audit Committee.

The following is a report on the Audit Committee’s activities for Fiscal 2024:

Audit of Financial Statements

The Audit Committee reviewed and discussed the Company’s condensed unaudited consolidated financial statements for the fiscal quarters ended April 30, July 31 and October 31, 2023, and the Company’s audited consolidated financial statements as of January 31, 2024 and for the year then ended with the management of the Company and with the engagement personnel of Grant Thornton, the Company’s independent registered public accountants. During the year, Grant Thornton also made a presentation to the Audit Committee that outlined the firm’s audit timeline and planned procedures based on its assessments of the significant financial statement and fraud risks.

The audit report issued by Grant Thornton relating to the Company’s consolidated financial statements as of January 31, 2024 and for the year then ended, including a discussion of one critical audit matter, expressed an unqualified opinion thereon.

The scope of the audit procedures performed by Grant Thornton for the year ended January 31, 2024 also included observations and tests of evidence with results sufficient for the accounting firm to report that the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2024.

Review of Other Matters with the Independent Registered Public Accountants

The Audit Committee has also discussed with Grant Thornton the matters required to be communicated to the Company pursuant to applicable regulations of the Public Company Accounting Oversight Board (United States). The Audit Committee has received from Grant Thornton the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Grant Thornton matters relating to the firm’s independence from the Company. There have not been any matters brought to the attention of the Audit Committee which caused the Audit Committee to conclude that Grant Thornton is not independent.

The Audit Committee has also received from Grant Thornton the written communication required by the corporate governance rules of the NYSE that describes the firm’s quality control policies and procedures including its audit performance and independence monitoring systems. This communication also provides disclosure of material issues raised by inquiry or investigation by government or professional authorities over the last five years.

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AUDIT COMMITTEE REPORT

Recommendation That Financial Statements Be Included in the Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements described above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2024 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

John R. Jeffrey, Jr. (Chairman, Audit Committee)
Cynthia A. Flanders (Member, Audit Committee)
Peter W. Getsinger (Member, Audit Committee)

Argan, Inc. | 19

PRINCIPAL STOCKHOLDERS

The following table presents the number of shares of Common Stock beneficially owned as of January 31, 2024 by each director; each executive officer named in the Summary Compensation Table below; all directors and executive officers as a group; and each person who, to our knowledge, owns beneficially more than 5% of our common stock (the “Common Stock”). Unless otherwise indicated, beneficial ownership is direct and the identified stockholder has sole voting and investment power.

	Shares	Beneficial
	Beneficially	Ownership
Name and Address	Owned(1)	Percentage(1)
Rainer H. Bosselmann(2)	583,302	4.31%
William F. Griffin, Jr.(3)	203,430	1.54%
David H. Watson(4)	176,823	1.32%
James W. Quinn(5)	149,570	1.12%
William F. Leimkuhler(6)	117,000	*
Cynthia A. Flanders(7)	91,500	*
Peter W. Getsinger(8)	74,400	*
W.G. Champion Mitchell(9)	72,500	*
John R. Jeffrey, Jr.(10)	63,000	*
Richard H. Deily(11)	60,339	*
Charles E. Collins IV(12)	58,549	*
Mano S. Koilpillai(13)	31,847	*
Officers and Directors, as a group (12 persons)(14)	1,682,260	11.85%
BlackRock, Inc.(15)	1,436,745	10.85%
River Road Asset Management, LLC(16)	1,109,515	8.38%
Dimensional Fund Advisors LP(17)	798,240	6.03%
Vanguard Group, Inc.(18)	714,009	5.39%

*	Less than 1%.
(1)	Each applicable percentage of ownership is based on 13,242,520 shares of Common Stock outstanding as of January 31, 2024, together with applicable stock options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 2024 are deemed to be beneficially owned by the person holding such stock options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted in the footnotes below, the address for each of the individuals listed in the table above is c/o Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850.
(2)	Includes 298,560 shares owned by Mr. Bosselmann and 2,241 shares owned by Mr. Bosselmann and his wife, as joint tenants. Also includes options to purchase 282,501 shares of Common Stock which are held by Mr. Bosselmann and are fully vested.
(3)	Includes 174,280 shares owned by the William F. Griffin, Jr. Revocable Trust DTD 12/09/04; Mr. Griffin is a trustee of the trust. Also includes 29,150 shares owned by Peach Pit Foundation for which Sharon K. Griffin, wife of Mr. Griffin, is a trustee.
(4)	Includes options to purchase 143,999 shares of Common Stock which are fully vested.
(5)	Includes options to purchase 75,000 shares of Common Stock held by Mr. Quinn which are fully vested. Does not include 273,157 shares of Common Stock held by Allen & Company LLC and affiliates. Mr. Quinn disclaims beneficial ownership of the shares held by Allen & Company LLC and affiliates.
(6)	Includes options to purchase 75,000 shares of Common Stock which are fully vested.
(7)	Includes options to purchase 75,000 shares of Common Stock which are fully vested.
(8)	Includes options to purchase 62,000 shares of Common Stock which are fully vested.
(9)	Includes options to purchase 51,667 shares of Common Stock which are fully vested.
(10)	Includes options to purchase 55,000 shares of Common Stock which are fully vested.

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PRINCIPAL STOCKHOLDERS

(11)	Includes options to purchase 53,501 shares of Common Stock which are fully vested.
(12)	Includes options to purchase 51,667 shares of Common Stock which are fully vested.
(13)	Includes options to purchase 31,667 shares of Common Stock which are fully vested.
(14)	Includes options to purchase 957,002 shares of Common Stock held by the executive officers and members of our Board of Directors which are fully vested.
(15)	Based upon Schedule 13G/A (Amendment No. 8) filed with the SEC on January 24, 2024 by BlackRock, Inc. (“BlackRock”), which reports aggregate beneficial ownership of 1,436,745 shares of Common Stock over which it has sole dispositive power with respect to all of the shares of Common Stock and sole voting power with respect to 1,406,980 shares of Common Stock. The address for BlackRock is 50 Hudson Yards, New York, New York 10001.
(16)	Based upon Schedule 13G/A (Amendment No. 5) filed with the SEC on January 30, 2024 by River Road Asset Management, LLC (“River Road”), which reports aggregate beneficial ownership of 1,109,515 shares of Common Stock over which it has sole dispositive power with respect to all of the shares of Common Stock and sole voting power with respect to 1,065,286 shares of Common Stock. The address for River Road is 462 South Fourth Street, Suite 2000, Louisville, Kentucky 40202.
(17)	Based upon Schedule 13G/A (Amendment No. 1) filed with the SEC on February 9, 2024 by Dimensional Fund Advisors LP (“Dimensional”) which reports aggregate beneficial ownership of 798,240 shares of Common Stock over which it has sole dispositive power with respect to all of the shares of Common Stock and sole voting power with respect to 783,361 shares of Common Stock. The address for Dimensional is 6300 Bee Cave Road, Building One, Austin, Texas 78746.
(18)	Based upon Schedule 13G/A (Amendment No. 3) filed with the SEC on February 13, 2024 by Vanguard Group, Inc. (“Vanguard”) which reports aggregate beneficial ownership of 714,009 shares of Common Stock. Vanguard reports that it has sole dispositive power for 694,148 shares of Common Stock, and that it has shared dispositive and shared voting powers with respect to 19,861 and 8,498 shares of Common Stock, respectively. The address for Vanguard is 100 Vanguard Boulevard., Malvern, Pennsylvania 19355.

Argan, Inc. | 21

EXECUTIVE COMPENSATION
DISCUSSION AND ANALYSIS

Introduction

This section of the Proxy Statement provides an overview and analysis of our executive compensation program. The Compensation Committee has engaged in comprehensive stockholder outreach efforts resulting in a number of significant modifications to our executive compensation program, covered in the discussion of our program for the current year presented below. During Fiscal 2024, the members of the Compensation Committee continued stockholder engagement and received positive feedback regarding the changes undertaken and the overall compensation program. The following describes the Company’s executive compensation-setting process, the principles and objectives of the program, the major elements of compensation paid to executives under the program, other compensation-related policies and the actions that were taken by the Compensation Committee for Fiscal 2024 and beyond. For Fiscal 2024, the Company’s senior executive officers considered to be Named Executive Officers, as defined in the rules of the SEC, were:

DAVID H. WATSON – President and Chief Executive Officer

RICHARD H. DEILY – Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

CHARLES E. COLLINS IV – Chief Executive Officer of Gemma

Summary of Our Executive Compensation Principles and Objectives

Our executive compensation program is designed to reward and retain executives who contribute to our consistent favorable consolidated performance and to the successful attainment of operating plan objectives and strategic goals with total compensation that is comparable to those companies with which we compete for executive talent. The executive compensation program is intended to maintain a strong link between compensation and performance and is intended to achieve the following:

EXECUTIVE COMPENSATION PRINCIPLES AND OBJECTIVES

●
Retain and motivate highly-performing executives who drive our business operations and financial performance;
●
Support our Company’s business strategies and achievement of short-term and long-term goals by encouraging profitable growth and increased stockholder value;
●
Align interests of the NEOs with long-term interests of our stockholders;
●
Promote Common Stock ownership of the Company; and
●
Discourage excessive risk-taking.

Overall levels of executive compensation are established based on an assessment of our performance as a whole. Individual executive compensation is determined based on an assessment of the experience and performance of each NEO, as well as the compensation levels of comparable positions in our peer group and general market practices. Variation in compensation among the NEOs reflects the different roles, responsibilities, and performance of the NEOs, as compared to similar positions in the peer group with which we compete for talent. The holding company NEOs perform substantially different functions from operating subsidiary NEOs, and are thus compensated with relatively lower base salaries and generally receive a meaningful mix of stock-based compensation.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation Committee

COMPENSATION COMMITTEE

The Compensation Committee of our Board of Directors establishes the overall executive compensation philosophy and oversees the executive compensation program in accordance with its charter. This charter is available on our website at www.arganinc.com.

The written charter of the Compensation Committee was reaffirmed in June 2023. It addresses the implementation and review of executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance toward the achievement of our business objectives and to align their interests with the long-term interests of our stockholders. To that end, it is the responsibility of the Compensation Committee to develop and to approve periodically a general compensation plan and salary structure for our executive officers that considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate.

It is also the responsibility of the Compensation Committee:

●
To review the compensation elements and amounts for our CEO;
●
To review the results of the calculations pursuant to the performance criteria established in the employment agreement of Mr. Collins;
●
To review and approve the compensation (salary, bonus and other compensation) of our other NEOs;
●
To review and approve perquisites that may be offered to our NEOs; and
●
To recommend to the full Board of Directors that it ratify or approve the Committee’s decisions.

The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our NEOs, evaluates performance in light of the goals and objectives, and reviews and approves all employment, retention and separation agreements with them.

As a critical element of this process, the Compensation Committee exercises its sole responsibility by evaluating the CEO’s performance for the most recently completed fiscal year and by setting the level and elements of his compensation. The CEO is not present when the Compensation Committee discusses and determines his compensation.

The Compensation Committee also reviews the performance-based incentive compensation amount for Mr. Collins, the CEO of Gemma, which is calculated pursuant to the criteria included in his employment agreement.

The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders, including the Argan, Inc. 2020 Stock Plan, in a manner consistent with the terms of such plans; reviews and makes recommendations to the Board of Directors with respect to new compensation and incentive and equity-based plans; and reviews and makes recommendations to the Board on changes in major benefit programs for our NEOs. The Board of Directors has determined that each member of the Compensation Committee is "independent” within the meaning of the NYSE corporate governance listing standards and our Corporate Governance Guidelines.

Argan, Inc.   |   23

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Role of the Chief Executive Officer

CHIEF EXECUTIVE OFFICER

Our CEO, in consultation with the Compensation Committee, establishes the strategic direction of our executive compensation program. During the first quarter of each fiscal year, the CEO consults with the chairman of the Compensation Committee:

●
To discuss the financial results for the fiscal year just ended;
●
To discuss performance of leadership on strategic initiatives;
●
To discuss the results of business development efforts;
●
To review the amount and composition of project backlog at year-end; and
●
To evaluate the individual performance and achievements of the other NEOs.

This review process also incorporates the assessments by the other Compensation Committee members regarding executive performance, and may consider the results of the most recent competitive market positioning review used in setting the amount of compensation for NEOs.

Fiscal 2024 Business Highlights

Argan’s primary business is providing a full range of engineering, procurement, construction, commissioning, maintenance, project development and technical consulting services to the power generation market, including the renewable energy sector. We provide these services, primarily in the U.S., the Republic of Ireland (“Ireland”) and the United Kingdom (the “U.K.) through our Gemma and APC subsidiary operations. Argan also owns The Roberts Company, Inc. (“TRC”), a construction and field services firm with steel pipe and vessel fabrication capabilities serving industrial organizations primarily in the Southeast region of the U.S., and Southern Maryland Cable, Inc. (“SMC”), which represents our telecommunications infrastructure services operations and conducts business as SMC Infrastructure Solutions. SMC provides utility construction services and comprehensive technology wiring solutions to customers primarily in the Mid-Atlantic region of the U.S. SMC performs both outside and inside plant cabling.

The information presented in this section represents a brief summary of results and accomplishments for FY 2024, financial and otherwise. Financial highlights for FY 2024 include the following:

●	Consolidated revenues increased by 26.0% for FY 2024
●	Power Industry Services year-to-date revenues grew 20.3%
●	Industrial Construction Services revenues for FY 2024 increased by 53.9%
●	Income before income taxes increased to $49 million for FY 2024
●	Earnings per diluted share increased to $2.39 for FY 2024 from $2.33 for FY 2023
●	EBITDA increased to $51 million for FY 2024 from $48 million for FY 2023
●	Balance sheet includes solid cash and net liquidity positions with no debt

A summary of consolidated operating results for FY 2024, compared to the results for last year, follows:

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

CONSOLIDATED OPERATING RESULTS

($s in millions, except per share amounts)	January 31, 2024	January 31, 2023
Revenues	$573	$455
Gross Profit	$81	$86
Gross Margin %	14.1%	19.0%
SG&A	$44	$45
Net Income	$32	$33
Diluted Per Share	$2.39	$2.33
EBITDA	$51	$48
Cash Dividends Per Share	$1.10	$1.00

We closed a strong Fiscal 2024 with a 26% increase year-over-year in consolidated revenues to $573 million, with profit before income taxes of nearly $49 million, and net income attributable to our stockholders of over $32 million, or $2.39 per diluted share.

Despite the increase in the volume of business during FY 2024, we reduced selling, general and administrative expenses to $44 million, which represented 7.7% of corresponding consolidated revenues. Last year, such expenses were $45 million, or 9.8% of corresponding consolidated revenues. Additionally, our results for Fiscal 2024 were boosted by an 188% increase in the net amount of other income, which was $12.5 million compared with last year’s amount of $4.3 million, as investment yields and average balances of invested funds increased meaningfully between periods. The weighted average annual interest rate of our diversified but liquid investment portfolio at year-end was 5.1%.

These factors contributed to our increasing EBITDA for FY 2024 to over $51 million, or approximately 9% of corresponding consolidated revenues. As of January 31, 2024, we had an opportunity-providing balance sheet supported by the more than $400 million of cash and investments, net liquidity of $245 million, and no debt.

With confidence in the future of the Company and in our ability to maintain balance sheet strength, we were pleased to return over $27 million in value to our stockholders during Fiscal 2024 through the stock repurchase and regular cash dividends programs. A careful capital allocation approach resulted in our repurchase of approximately 303,000 shares of common stock during FY 2024 at an average repurchase price of $40.85 per share. Since our first share repurchases in November 2021, we have repurchased approximately 2.7 million shares of our Common Stock, or approximately 17% of the number of shares outstanding at the beginning of the program, and returned nearly $101 million to stockholders. These shares of Common Stock have been repurchased at an average price of $37.59 per share. Reinforcing its commitment to the program, our Board of Directors has authorized share repurchases of up to $125 million. The Board also increased our quarterly cash dividend by 20% from $0.25 to $0.30 per share of Common Stock in October 2023 and paid a total of $1.10 per share during Fiscal 2024.

BALANCE SHEET DATA

($s in millions)	January 31, 2024	January 31, 2023
Cash, cash equivalents and short-term investments	$412	$325
Net liquidity(1)	$245	$236
Debt	Nil	Nil
Stockholders' equity	$291	$281
Shares outstanding	13,243,000	13,442,000
(1)	Total current assets minus total current liabilities

A focus on the performance of our individual reporting segments reveals that revenues from the power industry services business increased by 20%, or approximately $70 million, to $416 million for Fiscal 2024 compared with revenues of $346 million for Fiscal 2023, largely due to an increase in construction activities at the Trumbull Energy Center in Ohio, the Shannonbridge Power Project and the ESB FlexGen Peaker Plants in Ireland, and the Midwest Solar and Battery Projects in Illinois, which represented a mix of core gas-fired power plants as well as renewable energy projects.

Fiscal 2024 brought increased activity at the Trumbull Energy Center, a 950 MW natural gas-fired power plant in Lordstown, Ohio, as the project ramps up to peak activity. This combined cycle power station consists of two gas-fired, high efficiency combustion turbines with two heat recovery steam generators and a single steam turbine. Early in FY 2024, we commenced early engineering and design activities as well as procurement of major equipment for the construction of three state-of-the-art solar energy and battery storage facilities in Illinois. These projects will represent 160 MW of electrical power and 22 MW of energy storage. Overseas, our Irish subsidiary Atlantic Projects Company, is moving towards the completion of the

Argan, Inc.   |   25

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Shannonbridge Power Project, an open-cycle thermal power facility in County Offaly, Ireland, that will have the capacity to generate approximately 264 MW of electrical power, and three 65 MW aero-derivative gas-turbine flexible generation power plants in and around Dublin. Each of these projects aims to enhance the reliability of Ireland’s power infrastructure by operating intermittently during critical situations and power emergencies for the country’s national electricity utility.

In late FY 2024, we completed construction of the Maple Hill Solar project, and it successfully began operations before the end of the year. The facility, located on the 480-acre site of a former coal mine in western Pennsylvania, consists of over 235,000 panels and is capable of generating 100 MW of solar-powered electricity, which makes it one of the largest solar farms in the Commonwealth. The Maple Hill Solar facility will avoid the release of over 100,000 tons of CO2 into the atmosphere per year by displacing older, less efficient coal-fired electricity generation and will add to the clean energy mix in Pennsylvania.

During FY 2024, we also completed construction of the Guernsey Power Station, near Cambridge, Ohio. This project stands out as the largest single-phase, gas-fired power station ever built in the U.S. Using state-of-the-art combined cycle technology and air-cooling system, the Guernsey Power Station is a cost-efficient, fuel-efficient power plant that protects air quality and conserves water with the capability to satisfy the electricity needs of approximately one million homes. Despite facing unprecedented challenges during the peak of the COVID-19 pandemic and significant global supply chain disruptions, our team successfully delivered the plant to the project owner.

Revenues from our industrial construction services segment increased by $50 million, or 54%, to $143 million for Fiscal 2024 compared with revenues of $93 million for Fiscal 2023. The Company’s focused business development efforts in a growing regional business environment have led to new customer project awards and an expansion of larger initiatives. The increased business volume, representing meaningful new industrial construction projects with continuing, repeat and new customers, allowed this segment to leverage the streamlining of the business that was substantially completed in Fiscal 2023 when TRC consolidated its metal fabrication plants and support structures into one industrial fabrication and warehouse facility that totals over 90,000 square feet. The consolidation reduced fixed costs and notably optimized operations, which has permitted TRC to focus primarily on its industrial field services opportunities. TRC’s continuing and new relationships demonstrate that this business has become a trusted industrial services provider to blue chip customers from around North America, and from countries like France, Germany, Denmark, Japan, Belgium and Australia, that are expanding or locating new production facilities in the Southeast region of the U.S. New endeavors for the coming year will include industrial services contracts related to two separate water treatment projects, which include mechanical and electrical work.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

While striving to achieve strong financial results, we are committed to ensuring that the employees of each of our businesses perform their work in a safe environment.  We regularly communicate with our employees to promote safety and to instill safe work habits. Our OSHA reportable incident rates, weighted by hours worked for all of our subsidiaries, were significantly better than the national average rates in our industry (NAICS – 2379) for the range of years presented below.

OUR 2023 OSHA REPORTABLE INCIDENT RATE WAS 0.43

	2023	2022	2021	2020	2019
Argan, Inc.	0.43	0.60	0.48	0.55	0.40
National Average (NAICS – 2379)	n/a	1.5	2.0	1.6	1.8

In addition, we have maintained relatively consistent project backlog levels over the last two years despite significant revenues growth over the same period. As of January 31, 2024, our project backlog of $757 million, of which 83% supports the low-carbon economy, was secure and diverse. Our backlog includes a healthy group of longer-term, fully committed projects in both the power industry services and industrial services segments.  With 23% of the backlog comprised of renewable energy projects and 60% related to natural gas projects as of January 31, 2024, our backlog supports the country’s transition to reduced emissions while ensuring reliable electricity supply. Further, we have added to our project backlog since year-end by entering into several contract agreements relating to large solar and battery facilities, a planned natural gas-fired power plant, and service agreements for other power and industrial facilities.

ARGAN’S DIVERSE BACKLOG SUPPORTS TRANSITION TO CLEANER EMISSIONS

As our Chief Executive Officer stated in his annual letter to stockholders for FY 2024, we believe that we are well positioned and focused on our core strengths as a design and construction partner for the power industry and as a reliable service provider for industrial construction projects. As we consider the broader power industry landscape at this pivotal moment, it's evident that increasing demands on power grids present capacity challenges for current energy infrastructures. With our expertise in constructing both traditional natural gas and renewable energy facilities, we believe that we are ideally positioned to capitalize on these trends. As a renowned and trusted partner in power industry construction, Argan's robust pipeline of projects—including engagements with both new and returning customers—underscores our respected capabilities and leadership. We look forward to working with these partners to build or enhance the energy facilities required to support the growing and future demands for power.

Looking forward, we are excited about current projects and energized by prospects in our pipeline. However, we realize that the anticipated growth cannot occur successfully without the leadership and guidance provided by experienced project and senior management.

For our industrial construction services segment, during Fiscal 2024, we made important additions to our roster of project managers and strengthened senior management with the hiring of a president for this group who comes to us with strong experience in the management of various types of construction projects. In order to enhance our ability to retain the experienced staff and managers who are leading the growth of this segment, we have introduced a deferred compensation plan to match similar plans established elsewhere in our Company.

Argan, Inc.   |   27

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

For our power industry services segment, we added a president for the renewable power group who will provide seasoned leadership as we grow the renewable business and enhance our ability to provide a turnkey solution for our customers.

Additionally, we added to the corporate management team a Senior Vice President, Legal, who comes to us as an experienced lawyer and operator from a global engineering and construction firm, who will enhance our commercial contract risk management and overall legal approach across all our subsidiaries.

The graph presented below compares the percentage change in the cumulative total stockholder return on our Common Stock for the last five years with the S&P 500, a broad market index, and the Dow Jones US Heavy Construction TSM Index, a group index of companies where their focus is limited primarily to heavy civil construction. The returns are calculated assuming that an investment with a value of $100 was made in our Common Stock and in each index at January 31, 2019, and that all dividends were reinvested in additional shares of Common Stock. The graph lines merely connect the measuring dates and do not reflect fluctuations between those dates. The stock performance shown on the graph is not intended to be indicative of future stock performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Argan, Inc., the S&P 500 Index

and the Dow Jones US Heavy Construction TSM Index

*$100 invested on 1/31/19 in stock or index, including reinvestment of dividends. Fiscal year ending January 31.

Copyright© 2023 Standard & Poor’s, a division of S&P Global. AlI rights reserved.

Copyright© 2023 S&P Dow Jones Indices LLC. a division of S&P Global. All rights reserved.

	Years Ended January 31,
	2019	2020	2021	2022	2023	2024
Argan, Inc.	$100.00	$102.10	$112.11	$98.53	$106.37	$124.16
S&P 500	100.00	121.68	142.67	175.90	161.45	195.06
Dow Jones US Heavy Civil Construction TSM	100.00	115.28	147.95	184.87	237.63	267.42

Like last year, this comparison of the price performance of our Common Stock over the last five years versus the performance of the S&P 500 and the performance of the heavy construction company index is not favorable on an overall basis. However, our share price performance has been stronger over the last two years, and we are encouraged by the positive trend of our share price which has outperformed the S&P 500 since January 31, 2022, providing a return of 26% as compared to the S&P 500 share price return of 11% over the same period. Furthermore, we note that since January 31, 2024, the price of our stock

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

has increased by approximately 40% through April 26, 2024 as compared to the S&P 500, which has increased by approximately 5% over the same period.

The following table presents our annualized one-year, three-year and five-year total stockholder returns, or “TSR” (defined as total stock market value appreciation plus dividends paid for the relevant period), and the comparable average TSR percentages for a group of peer companies. The peer group consists of 12 publicly traded companies selected by us and identified below in the “Competitive Market Positioning” section of this Proxy Statement. The table also presents the ranking of our performance compared to the peer group for each TSR period.

	Total Stockholder Return: Argan v. Peer Group(1)
TSR	Argan	Peer Group Average	Peer Group Percentile Rank
1-year TSR	61.5%	111.1%	33%
3-year TSR	10.1%	26.7%	33%
5-year TSR	8.5%	23.8%	50%

(1)	TSR data is sourced from FactSet Research Systems Inc. and is calculated on an annualized basis as of April 26, 2024.

Fiscal 2024 Compensation Deliberations

This section of the discussion and analysis of our executive compensation covers Fiscal 2024 compensation deliberations and associated compensation decisions made by the Compensation Committee.

Pay for Holding Company Named Executives Is "At Risk” and Aligned with Performance. The compensation program for holding company executives, our CEO and CFO, is designed to maintain a strong link between pay and performance. "At risk” compensation for these executives includes discretionary annual cash bonuses and long-term equity incentive awards (stock options and restricted stock units) through which the performance of each of the individual officers is rewarded.

It is important to differentiate between the NEOs who are officers of Argan, a holding company, and the NEO who is the Chief Executive Officer of Gemma, our principal operating company.

Our CEO, Mr. Watson, and our CFO, Mr. Deily (together, the “Holding Company NEOs”), are employees of the holding company and are responsible for the following important activities:

●	Overall strategic direction of the Company;
●	Capital allocation and treasury functions;
●	Monitoring of the financial and operating performance of all subsidiaries;
●	Driving synergies and collaboration across all subsidiaries;
●	Retention and succession planning related to key employees;
●	Investor relations activities and shareholder engagement;
●	The structuring and management of health, general liability and other insurance programs;
●	International, federal, state and local tax planning and compliance;
●	The preparation of consolidated financial reports in compliance with the rules and regulations of the SEC; and
●	The effectiveness of the Company’s system of internal controls over financial reporting.

In addition, the CEO and CFO regularly evaluate possible acquisition targets with the intention of identifying companies with significant potential for profitable growth and realizable synergies with one or more of our existing businesses, and that can be operated in a manner that best provides favorable cash flows for the Company and value for our stockholders.

The Holding Company NEOs are compensated pursuant to a program that sets base salaries at the lower end of the peer group. This reflects, in part, that their primary responsibilities relate to matters other than the performance of our subsidiaries.

Argan, Inc.   |   29

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

In order to achieve its objectives, the Compensation Committee has designed the executive compensation program utilizing four major pay elements for Messrs. Watson and Deily:

BASE SALARY

Provides a fixed amount of cash compensation for completing day-to-day responsibilities. The Compensation Committee reviews the base salary of each officer annually and periodically approves increases based on competitive reviews of peer group compensation amounts, general market practices and the particular officer’s level of responsibility, experience and individual performance.

SHORT-TERM INCENTITIVE
	ANNUAL CASH BONUS COMPENSATION	Provides discretionary annual cash bonus awards for successful short-term financial performance and other achievements that are aligned with our business strategy.

LONG-TERM EQUITY-BASED INCENTIVE COMPENSATION

Provides executives with stock option and certain restricted stock unit awards that represent opportunities for them to participate in, and be rewarded for, the growth in the value of the Company’s Common Stock. Awards may also facilitate executive stock ownership. Both stock options and restricted stock units vest based on the satisfaction of service requirements. The stock options expire on the ten-year anniversary of the award date.

LONG-TERM INCENTITIVE
PERFORMANCE-BASED, LONG-TERM, EQUITY- BASED INCENTIVE COMPENSATION

Provides performance-based components to our equity-based long-term incentive award program.

Certain performance-based restricted stock units vest over a three-year period based our total shareholder returns relative to our peer group. Other performance-based awards vest based on the growth of our diluted EPS over a three-year measurement period.

The Compensation Committee considers each pay element in establishing and adjusting the executive compensation package for each Holding Company NEO so that the packages will provide the properly balanced incentives for the achievement of short and long-term objectives of the Company. The Compensation Committee does not rely on any single performance metric to assess the performance of the Holding Company NEOs. Instead, individual performance is analyzed based on a detailed review of factors and achievements, like those discussed below, that the Compensation Committee deemed critical to the Company’s long-term success.

The performance of the Holding Company NEOs for Fiscal 2024 was assessed using a number of different quantitative and qualitative factors associated with the Company’s operational and financial performance, stockholder value creation, capital allocation, succession planning, the retention and motivation of core employees, stockholder engagement and effectiveness in the areas of financial reporting and income tax planning. These factors are as follows:

OPERATIONAL PERFORMANCE

Our fiscal performance for Fiscal 2024 was a year of continued momentum at all of our subsidiaries, as Gemma completed the Guernsey Power Station in Guernsey County, Ohio and transitioned toward peak construction activity at the Trumbull Energy Center, a 950MW natural gas-fired power plant in Lordstown, Ohio. We began early engineering and design activities for the construction of three state-of-the-art solar and energy battery storage facilities, representing 160 MW of electrical power and 22MW of energy storage in Illinois. In County Offaly, Ireland, we continued in our efforts on the Shannonbridge Power Project, a 264 MW temporary emergency electrical power facility. In North Carolina, TRC, our industrial construction services subsidiary, was awarded contracts related to mechanical and electrical work on two separate water treatment projects.

Typically, the Company is focused on maintaining gross margins and containing costs, even if it results in the Company choosing not to pursue certain revenue opportunities because they fail to meet our gross margin requirements. Nevertheless,

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in assessing executive performance for Fiscal 2024, the Compensation Committee looked at the following metrics for Fiscal 2024, among others, compared to Fiscal 2023 and Fiscal 2022.

	2024	2023	2022
EBITDA (in thousands)	$51,338	$48,109	$53,837
EBITDA as a % of Revenues	9.0%	10.6%	10.6%
SG&A(1) as a % of Revenues	7.7%	9.8%	9.3%
Return on Equity	11.4%	11.7%	11.4%
Project Backlog (in millions)	$757	$822	$714

(1)Selling, general and administrative expenses.

We believe that EBITDA is a meaningful presentation that enables us to assess our operating performance by removing from our operating results the impacts of our capital structure, the effects of the accounting methods used to compute depreciation and amortization, and the effects of operating in different income tax jurisdictions. Further, we believe that EBITDA is widely used by investors and analysts as a measure of performance. In general, EBITDA, expressed as a percent of revenues, reflects our ability to convert revenue dollars into earnings, which is primarily driven by maintaining strong gross margins. Likewise, SG&A, expressed as a percent of revenues, is a meaningful measure of the effectiveness of our cost containment efforts. The return on equity metric measures our profitability based on dollars invested. Our reported amount of project backlog at a point in time represents the success of our business development efforts, as it is measured as the total value of projects awarded to us that we consider to be firm as of that date, less the amounts of revenues recognized to date on the corresponding projects.

For Fiscal 2024, we achieved revenues of $573 million, compared to revenues of $455 million and $509 million in Fiscal 2023 and Fiscal 2022, respectively. Consolidated gross margins for Fiscal 2024, Fiscal 2023 and Fiscal 2022 were 14.1%, 19.0% and 19.6%, respectively. Selling, general and administrative spend as a percentage of revenues declined to 7.7% for FY 2024 from 9.8% and 9.3% in FY 2023 and FY 2022, respectively. Additionally, we continued to prioritize returning capital to our stockholders by providing nearly $15 million in cash dividends and repurchasing approximately $12 million in shares during Fiscal 2024. In general, the Compensation Committee was pleased with the financial performance of the Company for Fiscal 2024, noting that we have maintained relatively consistent project backlog levels over the last two years despite significant revenues growth over the same period, and that EBITDA for FY 2024 increased to an amount exceeding $51 million.

The metrics that are usually indicative of the effectiveness of business development activities, and the prospects for favorable future revenues and income, are project backlog and the value of awarded contracts. The Compensation Committee noted that all of our businesses contributed to the composition of our project backlog, which includes a healthy group of longer-term, fully committed projects. Further, we have added to our project backlog since year-end by entering into several contract agreements relating to large solar and battery facilities, a planned natural gas-fired power plant, and service agreements for other power and industry facilities. The members of the Compensation Committee believe that the diversity of the projects and the realistic future revenue prospects associated with these business opportunities in our project backlog are valid indications of favorable long-term revenue growth and the future profitable performance of the Company.

SUCCESSION PLANNING

As discussed in the past, Rainer Bosselmann, our founder, announced his retirement in August 2022, after having served as chief executive officer and chairman of the board since 2003 and leading the Company through periods of acquisition integration, economic downturns and significant growth. During that time, the Company’s market capitalization grew by over $500 million, we paid an aggregate of over $178 million in dividends and we returned over $74 million to stockholders through share repurchases. Following his retirement, the Board promoted Mr. Watson to the Company’s President and Chief Executive Officer after he served as the Company’s Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary since 2015. In addition, the Board promoted Mr. Deily to the position of Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary after he served as the Company’s corporate controller since October 2007. In December 2022, subsequent to Mr. Deily’s promotion, the Company hired a senior corporate controller who has served in that capacity since. Mr. Bosselmann remains a member of the Board.

During Fiscal 2024, we supplemented the corporate management team with the addition of a Senior Vice President, Legal. This addition brings us a seasoned lawyer and operator from a global engineering and construction firm who will enhance our commercial contract risk management and overall legal approach across all our subsidiaries.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Over the past several years, the Company has been focused on succession planning at its subsidiaries. In April 2022, Mr. Roberts, the chief executive officer and founder of TRC, retired from the business after a record year of performance. Longtime employee and the President of TRC since 2019, Mr. Bobby Foister, was promoted to Chief Executive Officer of TRC as that business continues to grow. In Fiscal 2024, we made important additions to our roster of project managers at TRC, and we hired a president for this business, who comes to us with rich experience in the management of various types of construction projects. In order to enhance our ability to retain the experienced staff and managers who are leading the growth of the industrial construction services segment, we have introduced a deferred compensation plan to match similar plans established elsewhere in our Company.

For our power industry services segment, in Fiscal 2024 we added a president for the renewable power group who returns to us with enhanced renewable energy project leadership skills. In November 2021, Mr. Collins transitioned from Co-President of Gemma to CEO of Gemma, a position that had been vacant. Early in Fiscal 2021, we made changes in the operational and financial leadership at APC. The leadership teams of Gemma and APC continue to be mentored, advised and supported by Mr. Griffin as part of the ongoing process to improve the operational and financial performance of our businesses.

CAPITAL ALLOCATION

Capital allocation and balance sheet management activities during Fiscal 2024 were conservative. We did not identify any appropriate acquisition opportunities. We are unwilling to pay prices based on, what we believe to be, generally high valuations for businesses that were maintained during a year where there was significant uncertainty related to the lingering global supply chain disruptions and inflationary challenges.

However, we were pleased to return over $27 million in value back to our stockholders during the year ended January 31, 2024 through our $125 million share repurchase program and our regular quarterly cash dividends, which we increased by 20% from $0.25 to $0.30 per share of Common Stock in the third quarter of Fiscal 2024.

Cash on the balance sheet was maintained primarily in money market accounts, Bank certificates of deposit and U.S. Treasury notes to earn low-risk reasonable returns while ensuring continued liquidity. For Fiscal 2024 and Fiscal 2023, income earned on invested funds approximated $14.1 million and $3.4 million, respectively.

Throughout the year, we maintained a strong relationship with our surety provider, providing us with increased confidence that capacity will be available for future construction projects that require bonding.

ENSURING INCOME TAX OPTIMIZATION IN THE MIDST OF REGULATORY CHANGES

During Fiscal 2024 and shortly thereafter, we made equity investments in the total amount of $8.4 million in a solar energy fund to secure a return, including solar investment tax credits and other tax benefits, of approximately $9.7 million. Our equity investment in the solar energy fund facilitates the construction and deployment of multiple solar arrays.

During Fiscal 2023, we completed a detailed review of the activities of the engineering staff on major EPC services projects in order to identify and quantify the amounts of research and development tax credits that may have been available to reduce federal income taxes for Fiscal 2022 and Fiscal 2021. As a result of our review, we filed amended federal income tax returns for those years, including research and development tax credits in the total amount of $5.8 million.

During Fiscal 2022, APC applied for and received research and development grant payments and pandemic wage relief payments from the governments of the U.K. and Ireland, respectively, in the total amount of approximately $2.8 million. In Fiscal 2023, APC submitted another research and development grant application for approximately $0.7 million.

STOCKHOLDER VALUE

The Compensation Committee generally places a focus on long-term value creation which, from a TSR basis, has been disappointing. However, it was noted that the one-year TSR for the Company through April 26, 2024 was approximately 62%, whereas the one-year TSR for the S&P 500 Index over the same period was approximately 26%. In addition, over the 5-year TSR measurement period through April 26, 2024, the Company remains above 50% in the peer group percentile ranking. Accomplishments for Fiscal 2024 that served to enhance stockholder value included quarterly cash dividends which returned an aggregate amount of approximately $15 million to our stockholders and share repurchases of approximately $12 million.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

RETAINING AND INCENTIVIZING CORE EMPLOYEES

We believe that the deferred compensation plan, as amended during Fiscal 2022, which covers a targeted set of managers and other key employees at Gemma, augmented by the award of TRSUs covering 12,250 shares, 15,500 shares and 15,500 shares of our Common Stock in April 2024, April 2023 and September 2021, respectively, encourage long-term retention of employees who are significant contributors to the operational excellence of Gemma and its contributions to the success of the Company.

In order to enhance our ability to retain the experienced staff and managers who are leading the growth of our industrial construction services segment, we have introduced a deferred compensation plan to match similar plans established elsewhere in our Company.

Additionally, in April 2024, 2023 and 2022, we made targeted investments in our other leadership teams by awarding TRSUs covering 11,500, 13,300 and 15,000 shares of our Common Stock, respectively. We believe that our efforts to retain the core groups of management and other key employees at Gemma and our other operating companies were effective during Fiscal 2024, as we believe that turnover of management and key employees continues to be low relative to industry standards.

Compensation for Mr. Collins. As the CEO of Gemma, Mr. Collins has had the specific responsibility for the leadership and management of our largest subsidiary, Gemma, and its ongoing operations and financial performance. The Compensation Committee reviewed the incentive compensation calculation for Mr. Collins, and confirmed that it was determined pursuant to the terms of the employment agreement which was entered into on November 15, 2019. The employment agreement has four performance-based criteria for each fiscal year: (1) Gemma’s achievement of certain levels of adjusted EBITDA, (2) Gemma’s achievement of certain levels of adjusted EBITDA, expressed as a percent of corresponding revenues, (3) Gemma’s meeting certain safety targets, and (4) the amount of increase in the active contract backlog of Gemma.

For the first criterion, if the adjusted EBITDA, expressed as a percentage of revenues, of Gemma (as defined in the employment agreement) for any fiscal year equals or exceeds $30 million, Mr. Collins shall be entitled to receive a cash payment in an amount between 1% and 2% of the adjusted EBITDA of Gemma based on a sliding scale. For Fiscal 2024, the adjusted EBITDA of Gemma, as defined, was $44.1 million.

For the second criterion, if the adjusted EBITDA, expressed as a percent of revenues of Gemma, for any fiscal year equals or exceeds ten percent (10%), Mr. Collins shall be entitled to a payment in an amount between 0.2% and 1% of adjusted EBITDA of Gemma based on a sliding scale. For Fiscal 2024, the adjusted EBITDA, expressed as a percent of the revenues of Gemma, as defined, was 16.4%.

For the third criterion, if the project safety performance on Gemma’s projects, as measured by the OSHA Recordable Incident Rate ("RIR”), for any calendar year during Mr. Collins’ employment term is between 0.0 and 1.5, he shall be entitled to receive a performance-based compensation payment of up to $200,000 based on a sliding scale. If the RIR for any calendar year during his employment term is greater than 1.5, the overall performance-based compensation shall be reduced based on a sliding scale. Because Gemma’s RIR was less than 0.50 for calendar year 2023, Mr. Collins earned $200,000 for Fiscal 2024.

For the fourth criteria, if the change from the beginning of the fiscal year to the end in the amount of remaining unsatisfied performance obligations plus revenues of Gemma during the year ("change in active contract work”) exceeds zero, Mr. Collins shall be entitled to performance-based compensation equal to 0.05% of the change in active contract work, subject to a maximum of $250,000. For Fiscal 2024, the change in active contract work increased by approximately $315 million.

The total amount of performance-based cash compensation for any fiscal year earned by Mr. Collins as a result of Gemma’s attainment of one or more of the performance goals described above may not exceed a total amount of $2,500,000. Mr. Collins earned non-equity incentive plan cash compensation in the amount of $1,150,000 for Fiscal 2024 pursuant to the terms of his employment agreement.  In addition, based on his considerable efforts to support APC on certain projects, business development efforts, and overall leadership actions, Mr. Collins was awarded a discretionary cash bonus of $350,000 during Fiscal 2024.

The nonqualified deferred compensation plan for key employees of Gemma was approved by our Board on April 6, 2017 (see Exhibit 10.7 to our Annual Report on Form 10-K for the year ended January 31, 2017 that was filed with the SEC on April 11, 2017) with the objective of keeping the management team of Gemma in place for the long term. The unfunded, cash-based plan, as amended, now has four-to-six-year vesting periods with a continuous employment requirement (see Exhibit 10.12 to our Quarterly Report on Form 10-Q for the three-month period ended October 31, 2020 that was filed with the SEC on December 9, 2020).

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Based on the performance of certain key employees of Gemma for the year just ended, a dollar amount may be contributed to the deferred compensation plan, as amended, for each such employee. Of each annually awarded amount, 50% vests on the fourth anniversary of the date of award and 25% vests on each of the fifth and sixth anniversary dates. Except in the event of disability or death, vesting is dependent on continuous employment with Gemma up to the applicable vesting date. Mr. Collins participates in the plan, with a deferred compensation balances at January 31, 2024 of $300,000 that was established in prior years. Mr. Collins received a distribution of $150,000 during Fiscal 2024, and he did not earn deferred compensation related to Fiscal 2024. IRC Section 409A regulates the income tax treatment of most forms of nonqualified deferred compensation. We believe we are in compliance with IRC Section 409A and the regulations promulgated thereunder.

Compensation Decisions. As a result of the recent deliberations of the Compensation Committee and based on the factors outlined above, on April 11, 2024, the Compensation Committee recommended that the following awards be made, which were subsequently ratified or approved by the independent members of the Board:

Approved the payment of annual cash bonuses to Mr. Watson, Mr. Deily and Mr. Collins in the amounts of $575,000, $300,000 and $350,000, respectively, related to performance during Fiscal 2024.
Approved the payment of non-equity incentive plan compensation to Mr. Collins in the amount of $1,150,000 related to achievements during Fiscal 2024.

Approved the award of non-qualified stock options, PRSUs, EPRSUs and TRSUs to Mr. Watson covering 3,000 shares, 4,000 target shares, 8,000 target shares and 10,000 shares of Common Stock, respectively.

Approved the award of non-qualified stock options, PRSUs, EPRSUs, RRSUs and TRSUs to Mr. Collins covering 1,500 shares, 1,000 target shares, 2,000 target shares, up to 5,000 shares and 4,000 shares of Common Stock, respectively.

The stock-based awards identified above were made to Messrs. Watson and Collins in April 2024. Accordingly, the values of these awards will be included in the "Summary Compensation Table” in the amounts of compensation to be reported for the fiscal year ending January 31, 2025. The fair value amounts of the stock options and restricted stock units awarded to NEOs during the fiscal years ended January 31, 2024, 2023 and 2022 are set forth in the “Summary Compensation Table” that is presented below. Additional information regarding stock options and restricted stock units awarded to NEOs during Fiscal 2024 is presented in the “Grants of Plan-Based Awards Tables” section of this Proxy Statement that is included below.

For Fiscal 2024, over 67% and 47% of all cash and equity incentive compensation, respectively, was "At Risk” for our NEOs. As discussed above, the decisions of the Compensation Committee were based on recommendations received from our CEO, the Compensation Committee’s own evaluations of each executive’s performance, the overall achievements accomplished by Gemma and the Company during Fiscal 2024 and our overall executive compensation strategy. The Compensation Committee approved the cash bonus and non-equity incentive compensation payments described above and made its recommendations

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

for stock option and restricted stock unit awards to the Board of Directors for approval. These recommendations were approved by the independent directors of the Board of Directors in April 2024.

CEO	OTHER NEOS (AVERAGE)

Competitive Market Positioning

Although the Compensation Committee has the authority under its charter to hire outside advisors to provide it with information as needed in making compensation decisions, it has not used the services of any external advisor in connection with the exercise of its responsibilities or completion of any of its initiatives. In view of the holding company structure and special factors relating to our business, the Compensation Committee believes that the engagement of a compensation consultant would not provide significant information beyond that which is already available to us at this time.

The Compensation Committee seeks to achieve executive compensation that is aligned with the program’s pay-for-performance principles and is competitive with compensation provided by a peer group of selected publicly traded companies.

In determining executive compensation, the Compensation Committee considers a number of factors and data from a market-relevant group of peer companies that are potential competitors for executive talent and each NEO’s performance and experience.

The Compensation Committee periodically reviews the composition of each annual peer group and updates it based on available market information when appropriate. For Fiscal 2024, the peer group consisted of the following 12 companies from the specialty construction and engineering services industry (the “2024 Peer Group”).

2024 PEER GROUP

Expro Group Holdings N.V.	Limbach Holdings, Inc.	Primoris Services Corporation
Granite Construction Incorporated	Matrix Service Company	Orion Marine Group, Inc.
Gulf Island Fabrication, Inc.	MYR Group Inc.	Sterling Construction Company, Inc.
Integrated Electrical Services Corporation	Newpark Resources, Inc.	Team, Inc.

We do not view benchmarking as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, but we believe that gathering and reviewing this information should be a part of our compensation-related decision-making process. In exercising its collective judgment in the assessment of executive pay, the Compensation Committee uses benchmarking as one consideration. We do not target executive compensation at any specific percentile or ranking within a peer group.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Say-on-Pay Vote and Stockholder Outreach

Overview. In 2017, our advisory vote to ratify our executive compensation failed to receive the majority support from our stockholders. Disappointed by this lack of support, the members of our Compensation Committee undertook a comprehensive stockholder outreach initiative in the summer and fall of 2017, which supplemented our ongoing investor relations program, to better understand the perspectives of our stockholders with respect to our compensation practices, and to evaluate and address any concerns or feedback we received. Based on the feedback we received from our stockholders, we made several significant changes to our executive compensation practices and disclosures. These enhancements were positively received, and the ratification of our executive compensation has occurred each year since then.

Continuing Stockholder Engagement. Following the success of our stockholder outreach initiative in 2017, our Board of Directors determined that it would be beneficial to continue these efforts in 2018 and beyond, again to complement our regular investor relations program. For the outreach performed in advance of our 2024 Annual Meeting, we reached out to our top 25 stockholders, who collectively represented approximately 64% of our outstanding shares. Seven of these investors, representing approximately 34% of our outstanding shares, accepted our invitation to engage in discussion, while the remaining stockholders either declined our invitation for discussion or did not respond. The conversations, which took place primarily during February 2024, were conducted by Mr. Quinn, the chairman of our Compensation Committee and a member of our Nominating/Corporate Governance Committee, along with Mr. Watson, our CEO.

What We Heard. Prior year engagement efforts focused heavily on executive compensation, company strategy, board composition, succession planning, including the leadership changes at both Gemma and APC, risk management, and responsible business matters. Our 2024 outreach continued to focus on succession planning, oversight of strategy and risk, and capital allocation. Similar to last year, stockholders expressed appreciation for our approach to succession planning. They also welcomed the introduction of quarterly earnings calls, which we initiated in the first quarter of Fiscal 2024. Furthermore, our ongoing commitment to grow our renewable power sector business and maintain a balanced approach to our capital allocation through our share repurchase program and regular quarterly dividends also received stockholder endorsement. Stockholders continued to express interest in Board diversity, tenure and composition and the desire to see increased succession planning at the Board level.

Steps Taken. The feedback we received from stockholders last year was conveyed to the Board for its consideration, and responsive actions were taken by management during Fiscal 2024. In our ongoing commitment to enhance leadership and succession planning, we appointed a president of TRC in July 2023, who brings extensive expertise in managing various construction projects. In December 2022, subsequent to Mr. Deily’s promotion to CFO, the Company hired a senior corporate controller. More recently, we added to the corporate management team a Senior Vice President, Legal, who will enhance our commercial contract risk management and overall legal approach across all subsidiaries. We also added a president to the renewable power group at Gemma. During Fiscal 2024, we committed equity investments in the total amount of $8.4 million in a solar energy fund that will facilitate the construction and deployment of multiple solar arrays while also providing the Company tax credits and other tax benefits. Furthermore, the Responsible Business committee, a standing Board committee since Fiscal 2023, continues to guide management in related policies, actions and disclosures. The recently launched sustainability section of our website provides information on a number of efforts throughout our organization. In the third quarter of Fiscal 2024, we increased our regular quarterly dividend by 20% to $0.30 per share of common stock. Furthermore, we actively engaged in our share repurchase program, repurchasing over $12 million in shares during the fiscal year. As indicated, we are committed to extensive stockholder engagement in anticipation of our 2025 Annual Meeting. We look forward to ongoing dialogue with investors and will continue to consider their views and perspectives, as appropriate, in making executive compensation and other strategic decisions for the Company going forward.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Program

EXECUTIVE COMPENSATION

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Performance-based cash and equity compensation.
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Multiple performance metrics for incentive-based compensation.
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Three-year vesting periods for equity compensation.
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No income tax gross-ups on stock-based compensation.
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Stock ownership guidelines for NEOs and directors.
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Clawback policy for executive gross negligence, misconduct, fraud, or financial restatement.
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Anti-pledging and anti-hedging policies.
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No single-trigger change-in-control provisions.
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All directors on Compensation Committee are independent.

Based on the feedback we received during our outreach efforts over the years, the Compensation Committee took action. We have enhanced the disclosures included in our proxy statements by providing discussion of our executive compensation program with greater clarity while attempting to identify for stockholders the specific factors that influence the annual decisions of the Compensation Committee on executive compensation.

We changed our standard stock option vesting period to three years from the one-year period used historically. The longer vesting period has been included in all stock option awards since January 2018. The Compensation Committee also reduced the number of shares of our Common Stock covered by annual stock option awards typically made to our CEO and CFO. The lower stock option awards are now complemented with the awards of restricted stock units which are intended to introduce a stronger performance-based equity component to our long-term incentive awards. PRSUs have typically been awarded to our CEO and CFO annually, usually each April, since 2018. These awards vest over three-year periods based on our total stockholder return relative to the return of each award’s designated peer group of companies. We believe that this type of incentive award is more consistent with market practice. We also believe that the measurement of total stockholder return is an appropriate performance metric as the Holding Company NEOs are considered to have greater direct influence on these results. The investors expressed support for our use of restricted stock units as an element of our executive compensation program and the use of this metric-scheme specifically.

Additionally, in April 2021, we further reduced the number of shares covered by stock option awards and added TRSUs as a component of the overall executive compensation program.

Most recently, in April 2023, we added EPRSUs to augment the overall executive compensation program, again reducing the number of stock option shares. EPRSU awards focus on the growth of the Company’s diluted EPS, a metric that we believe is a meaningful measurement of value provided to stockholders. These changes were made, in part, to address the negative impacts of stock options on dividend distributions, to encourage increased holdings of our stock, and to retain talent over the long-term.

Cash and Long-Term Equity Awards

Cash Bonus Payments. The amounts of annual cash bonuses awarded to our holding company employees have typically been modest and have varied within a fairly narrow range. However, after considering the concerns of one institutional investor, the Compensation Committee adopted a policy that caps the annual cash incentive awards for the CEO and CFO to the equivalent of 200% of the amount of base salary. We believe that this policy mitigates the risk of excessive windfall awards, while not limiting our ability to adequately reward them for their performance. The employment agreements for Messrs. Watson and Deily provide for annual target bonus payments of 100% and 75% of base salary, respectively, subject to the satisfaction of reasonable performance criteria as established each year at the discretion of the Board of Directors.

After reviewing the recommendations of the CEO, the Fiscal 2024 financial performance of the Company as a whole, the increase in revenues and EBITDA, the sustained levels of a diverse project backlog, the strong safety record, the successful tax savings, applicable employee contract performance calculations and the individual performances of Messrs. Watson, Deily and Collins, the Compensation Committee approved an aggregate amount of $1,225,000 in annual cash bonus awards for

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2024. The amounts of the cash bonus awards earned by each NEO for the fiscal years ended January 31, 2024, 2023 and 2022 are set forth in the “Bonus” column of the “Summary Compensation Table” presented below. The amount of the cash award determined pursuant to the non-equity incentive compensation plan included in the employment agreement of the CEO of Gemma in the amount of $1,150,000 is presented in the corresponding column of the “Summary Compensation Table.” The cash awards related to Fiscal 2024 performance were paid to executives in April 2024.

Non-Qualified Stock Options.  In April 2024, the Compensation Committee recommended the award of non-qualified stock options to purchase 3,000 shares of our Common Stock to Mr. Watson, having a grant date fair value of approximately $41,670. Additionally, Mr. Collins was awarded non-qualified stock options to purchase 1,500 shares of Common Stock, having a grant date fair value of approximately $20,835. The fair values were determined based on the Black-Scholes valuation model, and an option exercise price equal to the price of the underlying Common Stock on the date of award ($61.22 per share).

In April 2023 and 2022, the independent members of the Board awarded to Mr. Watson options to purchase 5,000 shares and 10,000 shares of our Common Stock, respectively. In April 2023 and 2022, the independent members of the Board awarded to Mr. Collins options to purchase 2,500 shares and 5,000 shares of our Common Stock, respectively. In April 2023, the independent members of the Board awarded to Mr. Deily options to purchase 2,500 shares of our Common Stock.

The vesting for each stock option occurs ratably over three years. These options will expire on the ten-year anniversary of the award date.

Time-Based Restricted Stock Units. In April 2024, the Compensation Committee recommended the award of TRSUs to Mr. Watson covering 10,000 shares of Common Stock, having an award date fair value of approximately $612,200. Additionally, Mr. Collins was awarded TRSUs covering 4,000 shares of Common Stock, having an award date fair value of approximately $244,880.

In April 2023 and 2022, the independent members of the Board approved the awards of TRSUs covering 12,000 shares and 10,000 shares, respectively, to Mr. Watson. In April 2023 and 2022, the independent members of the Board approved the awards of TRSUs covering 5,000 shares and 10,000 shares, respectively, to Mr. Collins. In September 2022, when Mr. Deily was promoted to the position of CFO, he was awarded TRSUs covering 12,500 shares.

The vesting for these TRSUs occurs ratably over three years.

Performance-Based Restricted Stock Units. In April 2024, the Compensation Committee recommended the award of PRSUs with the targeted number of shares available for issuance equal to 4,000 shares of Common Stock to Mr. Watson, having an award date fair value of $216,625. Additionally, Mr. Collins was awarded PRSUs with the targeted number of shares available for issuance equal to 1,000 shares of Common Stock, having an award date fair value of $54,156.

In April 2023 and 2022, the independent members of the Board awarded to Mr. Watson PRSUs with the targeted number of shares available for issuance equal to 5,000 shares and 10,000 shares of our Common Stock, respectively. In September 2022, when Mr. Deily was promoted to the position of CFO, he was awarded PRSUs with the number of issuable shares targeted at 2,500 shares. Additionally, in April 2023, and April 2022, in part to continue to encourage Gemma’s collaboration with our three other subsidiaries, the independent members of the Board awarded PRSUs to Mr. Collins, with the targeted number of shares available for issuance equal to 1,000 shares of Common Stock for each award.

Each PRSU award vests on the third anniversary of the award, with the number of issuable shares based on the price performance of our Common Stock compared to the price performance of the common stock of each award’s designated Peer Group. Depending on the price performance of our Common Stock compared with the respective year’s Peer Group, the numbers of shares of Common Stock (percentage of the target number of shares) that an awardee may earn over the three-year stock price performance period of the PRSUs, plus adjustments for cash dividends, are determined based on the stock-earning scale presented below:

Rank	13th	12th	11th	10th	9th	8th	7th	6th	5th	4th	3rd	2nd	1st
Percentile	–%	8.3%	16.6%	25.0%	33.3%	41.6%	50.0%	58.3%	66.6%	75.0%	83.3%	91.6%	100.0%
Payout	–%	–%	–%	–%	–%	–%	100%	100%	150%	200%	200%	200%	200%

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EPS Performance-Based Restricted Stock Units. In April 2024, the Compensation Committee recommended the award of EPRSUs with the targeted number of shares available for issuance equal to 8,000 shares of Common Stock to Mr. Watson, having an award date fair value of $244,880. Additionally, Mr. Collins was awarded EPRSUs with the targeted number of shares available for issuance equal to 2,000 shares of Common Stock, having an award date fair value of $61,220.

In April 2023, the independent members of the Board awarded EPRSUs to Messrs. Watson, Deily, and Collins with the targeted number of shares available for issuance equal to 10,000 shares, 2,500 shares and 2,500 shares of our Common Stock, respectively.

The number of shares issuable pursuant to each EPRSU award will be determined on the three-year anniversary of award. The performance criteria for the EPRSUs awarded in April 2024 will be based on the sum of our diluted EPS for the fiscal years ending January 31, 2025, 2026 and 2027 compared to target compounded growth diluted EPS amounts.

The number of shares of Common Stock (percent of the target number of shares) that an awardee may earn over the three-year measurement periods for the April 2024 and April 2023 EPRSUs, plus adjustments for cash dividends, are determined based on the diluted EPS compounded growth sliding scale presented below:

2024 EPRSU Award
Diluted EPS Compound Growth Rate	< 7.5%	7.5%	10.0%	15.0%	20.0%	25.0%	30.0%	35.0%	> 40%
Payout	–%	25%	50%	75%	100%	125%	150%	175%	200%

2023 EPRSU Award
Diluted EPS Compound Growth Rate	< 5.0%	5.0%	7.5%	10.0%	15.0%	20.0%	25.0%	> 30%
Payout	–%	25%	50%	75%	100%	125%	150%	200%

Renewable Performance-Based Restricted Stock Units. In April 2021, in response to stockholder feedback and to incentivize Mr. Collins, the CEO of Gemma, to increase the number and value of renewable energy projects awarded to Gemma over the ensuing three years, we introduced RRSUs as a new component of his executive compensation package. Pursuant to the RRSU Awards, shares of Common Stock are earned based on Gemma’s success in increasing the amount of New Renewable Adjusted RUPO, as defined, during certain periods within the three-year term of the RRSU agreement. Renewable energy projects are defined as profitable projects awarded to Gemma related to solar, wind, hydrogen or other renewable-related technologies. The values of these latter two types of contract awards will receive multipliers of 200% and 150%, respectively. “RUPO” is defined as the value of the Remaining Unsatisfied Performance Obligations in contracts with customers, determined in accordance with accounting principles generally accepted in the U.S., which represents the amount of unrecognized revenues for active contracts with customers.

In April 2024, the Compensation Committee recommended the award of RRSUs to Mr.  Collins covering 5,000 shares of our Common Stock, having an award date fair value of approximately $122,440.

In April 2023, the independent members of the Board awarded RRSUs to Mr. Collins covering 7,500 shares of our Common Stock, plus adjustments for cash dividends. The $100 million New Renewable Adjusted RUPO hurdle was achieved for Fiscal 2024, resulting in the issuance of 826 net settled shares of Common Stock, including a portion related to cash dividends, in April 2024.

In April 2022, the independent members of the Board awarded RRSUs to Mr. Collins covering 7,500 shares of our Common Stock, plus adjustments for cash dividends. The actual amount of renewable energy project awards failed to reach the $150 million New Renewable Adjusted RUPO hurdle for Fiscal 2023, resulting in the forfeiture of RRSUs covering 1,500 shares of Common Stock. The $225 million New Renewable Adjusted RUPO hurdle was achieved for Fiscal 2024, resulting in the issuance of 848 net settled shares of Common Stock, including portions related to cash dividends, in April 2024.

In April 2021, the independent members of the Board awarded RRSUs to Mr. Collins covering 5,000 shares of our Common Stock, plus adjustments for cash dividends. The actual value of renewable energy projects awarded to Gemma failed to reach any of the New Renewable Adjusted RUPO hurdles during the three-year measurement period ended March 31, 2024, resulting in the forfeiture of the RRSUs covering all 5,000 shares of Common Stock.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The amounts of the annual New Renewable Adjusted RUPO hurdles are presented below. The reduced value of the hurdles beginning with the 2022 RRSU Award compared to the higher hurdle values applicable to the 2021 RRSU Award reflect an acknowledgement that the current market for utility-scale renewable projects that meet the requirements of Gemma is not yet robust.

	2024 RRSU Award		2023 RRSU Award		2022 RRSU Award		2021 RRSU Award
	RUPO	Payout	RUPO	Payout	RUPO	Payout	RUPO	Payout
	Hurdle	Shares	Hurdle	Shares	Hurdle	Shares	Hurdle	Shares
Year 1	$100,000,000	1,000	$100,000,000	1,500	$150,000,000	1,500	$325,000,000	1,000
Year 2	175,000,000	1,000	175,000,000	1,500	225,000,000	1,500	425,000,000	1,000
Year 3	250,000,000	1,000	250,000,000	1,500	300,000,000	1,500	550,000,000	1,000
Year 3 Cumulative	525,000,000	2,000	525,000,000	3,000	675,000,000	3,000	1,300,000,000	2,000

Changes Implemented by the Compensation Committee

We also note here that the Company adopted policies and guidelines during Fiscal 2017 in order to incorporate evolving “best practices” into our executive compensation program. These new policies, which were also described in previous proxy statements, are summarized below.

Stock Ownership Guidelines. The Board of Directors established stock ownership guidelines for the NEOs and the non-employee members of the Board to further align their economic interests with those of our stockholders. Under these guidelines, stock ownership includes shares owned directly or held in trust by an individual. The policy does not encompass shares that an individual has the right to acquire through the exercise of stock options. The guidelines were expected to be met within five years of the date they were established. The Board periodically reviews the stock ownership guidelines and may make adjustments. The Board of Directors will require that each NEO owns a minimum number of shares of our Common Stock under the guidelines set forth in the table below.

	Required Ownership	Ownership	Shares Held	Value as of	Meets
Named Executive Officer	(multiple of salary)	Requirement	Calculation	April 26, 2024	Requirement
David H. Watson	CEO – 3x	$1,200,000	58,627	$3,633,701	Yes
Richard H. Deily	CFO – 1x	$300,000	14,828	$919,039	Yes
Charles E. Collins IV	CEO, Gemma – 1x	$650,000	25,445	$1,577,081	Yes

Included in the number of shares held by each NEO presented above are 25% of the target number of shares of Common Stock that may be issued to each officer pursuant to outstanding restricted stock units even though such shares are not considered beneficially owned for purposes of the “Principal Stockholders” table included herein.

Until the applicable ownership requirement is achieved, each individual is required to retain shares of Common Stock with a total value of at least 50% of the intrinsic value, net of taxes, of any shares that he or she acquires under a Company stock plan. Excluding sales of shares related to taxes associated with the exercising of stock options or vesting of stock awards, no sales of existing stockholdings are permitted until the applicable required stock ownership quantity is attained. Once the applicable ownership requirement is attained, the individual may sell any shares that exceed the applicable minimum requirement.

Each non-employee member of our Board of Directors shall own a minimum of 10,000 shares of our Common Stock, and most members of the Board have either exceeded the stock ownership threshold or are generally making satisfactory progress toward achieving the ownership requirement. In case where the ownership requirement has not been achieved, the individual has determined not to stand for re-election.

Clawback Policy. In October 2023, as required by the NYSE and the SEC, the Company adopted a revised clawback policy covering incentive-based compensation. Under this policy, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under federal securities laws and if incentive-based compensation was paid, awarded or issued due to an incorrect calculation of any related financial performance metric, the Board shall promptly require reimbursement to the Company of the erroneously awarded incentive-based compensation.

No Pledging Policy. As an element of the new stock ownership guidelines, no officer or director of the Company may pledge, hypothecate, or create any lien or security interest on, or enter into a margin contract secured by, any shares, options to purchase shares, or any other interest in shares of our Common Stock.

Anti-Hedging Policy. Our Board also approved an anti-hedging policy which prohibits all of our directors, employees, and agents from (i) speculative trading in our securities; (ii) engaging in hedging transactions using our securities; (iii) “short

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selling” our securities; or (iv) trading derivative securities, such as put options, call options, swaps, or collars related to our Common Stock.

Major Elements of Executive Compensation and Analysis of Compensation Decisions

Annually, the Compensation Committee considers each of the elements of executive compensation that are discussed below, individually and in the aggregate, when making decisions regarding the ratification and/or approval of compensation amounts for each NEO. The Compensation Committee has reviewed the structure of the Company’s executive compensation program for imprudent risks and it has discussed the findings of this risk assessment with management. The members of the Compensation Committee believe that our executive compensation program does not motivate employees to take risks that are reasonably likely to have a material adverse effect on us.

Annual Base Salaries. Each NEO is paid an annual base salary which amount reflects the value of the executive’s skills to the Company, experience with the Company and prior, the record of achievement, expectations of future accomplishments and other factors considered important to the Company. Base salary levels are established in order to attract quality executives, to provide a fixed base of cash compensation, and to recognize the challenges and varied skill requirements of different positions.

Base salaries are reviewed annually and from time to time in connection with a promotion or other change in responsibilities. In making individual salary recommendations to the Compensation Committee, our CEO evaluates the performance of the other NEOs, reviews market compensation levels for comparable positions, and considers the particular executive’s potential attractiveness to other companies while mindful of the overall financial health and performance of the Company. The Compensation Committee reviews the salary recommendations of the CEO and, together with impressions formed based on the observations of the members, approves base salaries for NEOs. The Compensation Committee sets the base salary for the CEO. In so doing, the Compensation Committee members annually review the performance of the CEO and other relevant information. The base salary amounts paid to each NEO for the fiscal years ended January 31, 2024, 2023 and 2022 are set forth in the “Salary” column of the “Summary Compensation Table” presented below.

Annual Cash Bonuses. The Compensation Committee may award cash bonus payments to NEOs in order to recognize and to reward individual performance that has meaningfully enhanced the operations and financial results of the Company during the most recently completed fiscal year. Awards are intended to convey to executives that good performance is recognized and valued by the Board.

Furthermore, we believe that annual cash bonus awards strongly encourage executives to continue to improve their efforts in delivering annual results that are aligned with our long-term goals. At the conclusion of each fiscal year, the CEO submits recommended annual cash bonus award amounts for each of the other NEOs to the Compensation Committee for consideration, modification at their discretion, and, ultimately, for approval.

Long-Term Equity-Based Compensation. NEOs are eligible to receive long-term equity-based compensation awards under our 2020 Stock Plan. The long-term equity-based compensation awarded to executives is largely a combination of PRSUs, EPRSUs, RRSUs and TRSUs. Over the past several years, we have reduced the number of shares of Common Stock covered by new non-qualified stock option awards. The Compensation Committee members believe that the current combinations of these types of long-term equity-based awards respond to the objectives of our executive compensation program which encourage the accomplishment of the following:

●	Link incentive compensation to the Company’s long-term performance;
●	Create long-term stockholder value;
●	Align the financial interests of the NEOs with the financial interests of stockholders; and
●	Reward actions that enhance long-term stockholder returns.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The vesting related to the PRSU awards depends on the price performance of our Common Stock measured against the price performance of a designated peer group of common stocks over a three-year period. The vesting related to EPRSUs depends on the growth of the Company’s diluted EPS over a three-year period. We believe these types of measurements utilize appropriate performance metrics that incentivize actions that create value for stockholders. The vesting period for TRSUs is three years. We believe that TRSU awards encourage increased holdings of our stock by our executives and help to retain talent over the long-term. Additionally, the Company began to award RRSUs in response to stockholder feedback and to incentivize the CEO of Gemma to add new business that grows the number and value of renewable energy projects awarded to Gemma.

The award of options to purchase shares of our Common Stock have become a less significant portion of our executive composition program over recent years. As noted previously, awards of stock options that are made include the elongated three-year vesting period that the Compensation Committee adopted as Company policy in January 2018. Stock options are typically used as incentives to align the priorities of NEOs with those of our stockholders because stock options provide value to holders only when our stock price increases from the date of grant to the date of exercise. In addition, except with respect to certain terminations following a change in control of the Company, the continued employment of a stock option holder is required for the vesting of each stock option to occur. Thus, the potential realization of the value of outstanding but unvested stock options meaningfully encourages executives to remain with the Company, as leaving the Company results in the forfeiture of the value and potential gain associated with any unvested stock option awards.

Severance and Change in Control Benefits

In the event of a change in control, Mr. Watson and Mr. Deily are entitled to receive benefits based on each executive’s individual agreement negotiated with the Company. Also, in the event of employment termination, Messrs. Watson, Deily and Collins may be paid severance benefits in certain circumstances pursuant to each executive’s individual agreement negotiated with the Company. The estimated severance benefits that would be payable to each executive under the respective arrangements upon the occurrence of certain events are set forth in the chart that is included in the section “Potential Payments upon Termination” below. Providing severance and change in control benefits assists the Company in attracting and retaining executive talent. Additional details regarding the severance and change in control provisions of the employment agreement for each current NEO are also provided below in the “Summary of Employment Arrangements” section of this Proxy Statement.

Each of our stock plans and the corresponding written agreements with the executives describe the effects on outstanding stock options and other stock awards of the termination of a holder’s employment with the Company under various circumstances, including the provision that all outstanding stock options and other stock awards shall generally become fully vested upon a change in control of the Company, as defined in the applicable stock plan documents.

Other Benefits

We maintain three tax qualified defined contribution retirement plans (the “401(k) Plans”) that cover substantially all salaried and hourly employees. Each of the NEOs participates in a 401(k) Plan. Each employee, including officers, is entitled to participate in only one of the 401(k) Plans. We do not maintain any defined benefit pension plan or non-tax qualified supplemental retirement plan. Group benefits for active employees such as medical, dental, vision, life insurance and disability coverages are available to substantially all salaried and hourly employees, including NEOs, through our employee health and welfare plans.

Tax Deductibility of Compensation

The Tax Cuts and Jobs Act, signed into law in December 2017, established additional limitation on the deduction for certain executive compensation under Section 162(m). For tax years beginning after December 31, 2017 (i.e., our Fiscal 2019), the exception for performance-based compensation was eliminated and covered employees (those subject to the deduction limitation) now include the chief financial officer. Further, once an employee qualifies as a covered employee, the limitation applies to that person as long as a company pays that person compensation (even if the employee retired or severed). As such, for Fiscal 2024, we cannot deduct compensation in excess of $1,000,000 for Mr. Collins and Mr. Griffin.  The compensation amounts for the other NEOs unrelated to the exercise of non-qualified stock options and the vesting of restricted stock units generally have not exceeded the $1,000,000 excess compensation threshold.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Summary of Our Executive Compensation Principles and Objectives

In summary, our executive compensation program is designed to reward executives who contribute to our consistent favorable consolidated performance and to the successful attainment of operating plan objectives and strategic goals with total compensation that is comparable to those companies with which we compete for executive talent, and to encourage continuing excellent performance. The executive compensation program is intended to maintain a strong link between compensation and performance and is intended to achieve the following:

WHAT WE DO	WHAT WE DON’T DO

     Retain and motivate highly-performing executives who drive our business operations and financial performance.

     Support our Company's business strategies and achievement of short-term and long-term goals by encouraging profitable growth and increased stockholder value.

     Align interests of the NEOs with long-term interests of our stockholders.

     Promote Common Stock ownership of the Company.

     Maintain a policy that governs the required clawback of incentive-based compensation.

Encourage excessive risk-taking.

Provide excessive perquisites.

Permit hedging or pledging of the Company’s stock.

Award restricted stock units that provide nonforfeitable dividend equivalents or permit the payment of dividend equivalents prior to the vesting date.

Overall levels of executive compensation are established based, in part, on an assessment of our performance as a whole. Individual executive compensation is determined based on an assessment of the experience and performance of each NEO, as well as the compensation levels of comparable positions in our peer group and general market practices. Variation in compensation among the NEOs reflects the different roles, responsibilities, and performance of the NEOs, as compared to like positions in the peer group with which we compete for talent. As noted previously, the Holding Company NEOs perform substantially different functions from operating subsidiary NEOs, and are thus compensated with relatively lower base salaries and generally receive a greater mix of stock-based compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the preceding Executive Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that it be included in this Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended January 31, 2024. The foregoing report has been furnished on behalf of the Board of Directors by the undersigned members of the Compensation Committee.

Submitted by the Compensation Committee of the Board of Directors:

James W. Quinn (Chairman, Compensation Committee)
Cynthia A. Flanders (Member, Compensation Committee)
William F. Leimkuhler (Member, Compensation Committee)

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COMPENSATION TABLES

Summary Compensation Table

For Fiscal 2024, we are reporting compensation for three NEOs identified below, who include the Company’s CEO and CFO and the Chief Executive Officer of Gemma. The following table sets forth the total amount of compensation paid to or earned by these NEOs for the fiscal years ended January 31, 2024, 2023 and 2022.

	Fiscal				Stock	Non-equity
	Year Ended	Salary	Bonus	Stock	Option	Incentive Plan	All Other	Total
	January 31,	Earned	Earned	Awards(1)	Awards(1)	Compensation(2)	Compensation(3)	Compensation
David H. Watson(4)	2024	$400,000	$575,000	$845,569	$40,600	$–	$6,012	$1,867,181
President and Chief	2023	305,444	330,000	693,162	66,800	–	3,038	1,398,444
Executive Officer	2022	222,917	250,000	1,029,000	111,200	–	2,812	1,615,929
Richard H. Deily(4)	2024	$300,000	$300,000	$49,338	$20,300	$–	$5,281	$674,919
Senior Vice President, Chief Financial Officer, Treasurer and	2023	251,371	185,000	634,366	23,380	–	2,720	1,096,837
Corporate Secretary
Charles E. Collins IV	2024	$481,410	$350,000	$400,013	$20,300	$1,150,000	$46,000	$2,447,723
Chief Executive Officer, Gemma	2023	400,000	250,000	538,261	33,400	1,400,000	59,071	2,680,732
	2022	333,689	–	457,800	–	816,000	41,200	1,648,689

(1)	Amounts represent the aggregate award-date fair values computed for financial reporting purposes reflecting the assumptions discussed in the section “Share-Based Payments” of Note 1 – Description of the Business and Basis of Presentation and in Note 11 – Stock-Based Compensation of our consolidated financial statements that are included in Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2024.
(2)	Amounts represent cash earned by Mr. Collins determined pursuant to the incentive compensation terms of his employment agreement.
(3)	Amounts represent matching and profit-sharing contributions made pursuant to the applicable Company’s 401(k) plan, term life insurance premiums and car allowance payments made to Mr. Collins.
(4)	On August 16, 2022, Mr. Watson was appointed CEO and Mr. Deily was appointed CFO. Prior to being appointed CEO in Fiscal 2023 and for Fiscal 2022, Mr. Watson served as Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary.

Executive Officers Who Are Not Directors

Mr. Deily, age 70, was appointed as our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, effective August 16, 2022. Prior to the appointment, Mr. Deily served as the Company’s Corporate Controller since October 2007 and Vice President since January 2015. Mr. Deily has over 40 years of continuous senior financial management experience with publicly traded companies in various industries including construction, commercial software, telecommunications, government contracting and electronics manufacturing. Past positions held by Mr. Deily at other companies included Chief Accounting Officer as well as Chief Financial Officer. Mr. Deily began his career as a certified public accountant and financial auditor with Arthur Andersen & Co.

Mr. Collins, age 47, was promoted to the position of Chief Executive Officer of Gemma in November 2021. He had served as Co-President of Gemma since August 2018. Additionally, he served as Director of Projects at Gemma from July 2018 to July 2019. Prior to July 2018, Mr. Collins served as a Gemma Project Manager. Mr. Collins is a certified Project Management Professional and holds several state contracting licenses for Gemma.

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Summary of Employment Agreements

David H. Watson. Effective August 16, 2022, the Company entered into an employment agreement with Mr. Watson as President and Chief Executive Officer for an initial term of two years. Mr. Watson’s employment will automatically renew for one-year periods on September 15 of each succeeding year unless the Company or Mr. Watson provides 90 days’ written notice of its or his election not to renew. The agreement provides for an annual base salary of $400,000. This new agreement replaced the employment agreement between the Company and Mr. Watson dated October 13, 2015.

The agreement also provides for an annual target bonus payment of 100% of base salary, subject to the satisfaction of reasonable performance criteria as shall be established for such year and at the discretion of our Board of Directors. During the term of the agreement, Mr. Watson shall be eligible to participate in any stock option, incentive and similar plans established by the Company from time to time. The independent members of the Board have awarded non-qualified stock options, PRSUs, EPRSUs and TRSUs to Mr. Watson, as discussed above in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

In the event that Mr. Watson is terminated by the Company at its convenience or by him for good reason (as defined in his agreement), then he shall be entitled to (i) continue to receive his salary for the duration of twelve (12) months, and (ii) continue to participate in our benefit plans and programs (other than the applicable 401(k) plan and any other qualified retirement plan(s)) for a period of twelve months or, in the case of the Company’s health plan(s), until Mr. Watson becomes eligible for health insurance from another source other than Medicare. For additional information, refer to the section below entitled “Potential Payments upon Termination.”

Mr. Watson is subject to certain confidentiality provisions under his employment agreement and, during the term of his employment and for two years thereafter, he is subject to certain non-solicitation covenants as more fully described in the employment agreement.

In the event of a “change in control,” as defined in Mr. Watson’s employment agreement, and Mr. Watson incurs a termination on or within twenty-four (24) months following the date of such change in control, the Company shall pay to Mr. Watson a single lump sum payment in an amount equal to twelve (12) times his monthly salary.

Richard H. Deily. Effective August 16, 2022, the Company entered into an employment agreement with Mr. Deily as Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Pursuant to the employment agreement, we agreed to employ Mr. Deily for an initial term of two years. Mr. Deily has notified the Company of his intent to retire from full-time employment on September 15, 2024. The agreement provides for an annual base salary of $300,000.

The agreement also provides for an annual target bonus payment of 75% of base salary, subject to the satisfaction of reasonable performance criteria as shall be established for such year and at the discretion of our Board of Directors. During the term of the agreement, Mr. Deily shall be eligible to participate in any stock option, incentive and similar plans established by the Company from time to time. The independent members of the Board have awarded non-qualified stock options, PRSUs, EPRSUs and TRSUs to Mr. Deily, as discussed above in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

In the event that Mr. Deily is terminated by the Company at its convenience or by him for good reason (as defined in his agreement), then he shall be entitled to (i) continue to receive his salary for the duration of six (6) months, and (ii) continue to participate in our benefit plans and programs (other than the Company’s 401(k) plan and any other qualified retirement plan(s)) for a period of six months or, in the case of the Company’s health plan(s), until Mr. Deily becomes eligible for health insurance from another source other than Medicare. Mr. Deily is subject to certain confidentiality provisions under his employment agreement and, during the term of his employment and for two years thereafter, he is subject to certain non-solicitation covenants as more fully described in the employment agreement. For additional information, refer to the section below entitled “Potential Payments upon Termination.”

In the event of a “change in control,” as defined in Mr. Deily’s employment agreement, and Mr. Deily incurs a termination on or within twelve (12) months following the date of such change in control, the Company shall pay to Mr. Deily a single lump sum payment in an amount equal to six (6) times his monthly salary.

Charles E. Collins IV. On November 15, 2019, Gemma entered into an employment agreement with Mr. Collins who serves as Chief Executive Officer of Gemma. The initial term of his employment ended on January 31, 2022, but the term automatically renewed for a one-year period and will continue to automatically renew for successive one-year periods, subject to various terms, unless earlier terminated as provided in his employment agreement.

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COMPENSATION TABLES

Gemma pays Mr. Collins a base salary at the annual rate of $650,000 (effective in February 2024) and provides other standard employee benefits. Mr. Collins is also eligible to participate in any stock option, incentive and similar plans established by the Company from time to time. The independent members of the Board have awarded non-qualified stock options, PRSUs, RRSUs, EPRSUs and TRSUs to Mr. Collins, as discussed above in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

In addition, Mr. Collins is entitled to earn performance-based cash compensation related to the attainment of one or more performance goals for the applicable year. The criteria and formulas that shall be used in the annual determination of performance-based cash compensation awards are detailed in the employment agreement. In summary, the four performance goals included in the employment agreement relate to Gemma’s achievement of certain levels of adjusted EBITDA (as defined in the employment agreement), to Gemma’s achievement of certain adjusted EBITDA amounts as a percent of revenues, to Gemma’s meeting certain safety targets and to the annual increase in active project backlog. Notwithstanding anything to the contrary contained in the applicable provisions of the agreement, the total amount of performance-based compensation for any fiscal year as a result of the attainment of one or more of the performance goals shall not exceed a total of $2,500,000. Based on calculations approved by the Compensation Committee, incentive cash compensation was awarded to Mr. Collins for Fiscal 2024, Fiscal 2023 and 2022 in the amounts of $1,150,000, $1,400,000 and $816,000, respectively. In addition, Mr. Collins was awarded discretionary cash bonuses in the amounts of $350,000 and $250,000 for Fiscal 2024 and Fiscal 2023, respectively. For additional information related to the performance-based cash incentive criteria, refer to the discussion in “Compensation for Mr. Collins” included above in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

In the event that the employment of Mr. Collins is terminated by Gemma at its convenience or by Mr. Collins for good reason, then he shall be entitled (i) to continue to receive his base compensation for twelve (12) months, (ii) to receive a pro-rata share of any performance-based compensation determined (based on audited financial numbers) at the end of the fiscal year in which the employment termination occurs, and (iii) to continue to participate in certain Gemma’s health and benefit plans and programs for the duration of twelve (12) months under certain conditions. The compensation, allowances and benefits described in the severance provisions of the employment agreement shall continue to be paid or provided at the times and in the manner consistent with the standard payroll practices of Gemma for their active executive-level employees. For additional information, refer to the section below entitled “Potential Payments upon Termination.”

Change-in-Control. Although there was not a clear consensus from our stockholders on this matter, the Compensation Committee has committed to a policy of not entering into any new employment agreements with “single-trigger” change-in-control provisions. As such, none of the current NEOs employment agreements have a “single-trigger” change-in-control provision.

Code of Ethics

We have established a Code of Ethics that applies to our CEO and our CFO. The Code of Ethics embodies a commitment to the highest standards of ethical and professional conduct and imposes a higher standard of honesty and integrity than the Company’s Code of Conduct that applies to, and is acknowledged in writing by, all of our employees. The Board of Directors, or the Audit Committee, shall determine, or designate appropriate persons to determine, remedial actions to be taken in the event of a violation of the Code of Ethics and has full and discretionary authority to approve any amendment to or waiver from this Code of Ethics. Any such amendment or waiver will be promptly disclosed as required by applicable law or regulation.

Potential Payments upon Termination

The terms of the employment agreements with our NEOs provide that we pay certain severance benefits in the event that one of them is terminated by us other than for “cause” as that term is defined in each applicable agreement.

The following table presents amounts payable to the executives considered NEOs for Fiscal 2024 based on the assumption that the executives are terminated without cause on January 31, 2024. The section entitled “Summary of Employment

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COMPENSATION TABLES

Arrangements” above includes descriptions of the payments which shall be made to Mr. Watson and Mr. Deily upon a change in control.

	Base		Cash Incentive		Health Care
Executive Officer	Salary		Payments		Benefits/Other		Totals
David H. Watson	400,000	(1)	575,000	(2)	26,623	(1)	1,001,623
Richard H. Deily	150,000	(3)	300,000	(2)	14,322	(3)	464,322
Charles E. Collins IV	500,000	(1)	1,500,000	(4)	53,178	(1)	2,053,178

(1)	Amounts represent the continuation of salary and benefits payments, respectively, for twelve months.
(2)	Amounts represents the cash bonus amounts awarded for Fiscal 2024 but paid after January 31, 2024.
(3)	Amounts represent the continuation of salary and benefits payments, respectively, for six months.
(4)	Amount represents the total of the non-equity incentive cash compensation earned and the cash bonus amount awarded for Fiscal 2024 but paid after January 31, 2024.

Grants of Plan-Based Awards

The following tables set forth certain information with respect to plan-based awards made to the NEOs (identified in the “Summary Compensation Table” above) during Fiscal 2024.

The awards presented in the table immediately below represent restricted stock units and non-qualified stock options to purchase shares of our Common Stock (“NQSOs”) that were granted under our Argan, Inc. 2020 Stock Plan.

			Estimated Future Payouts under			All Other	All Other	Exercise	Grant Date Fair
			Equity Incentive Plan Awards(2)			Stock	Option	Price/	Value of Stock and
		Grant	Threshold(3)	Target(4)	Maximum(5)	Awards	Awards	Share	Option Awards(6)
Name	Award	Date(1)	(#)	(#)	(#)	(#)	(#)	($)	($)
David H. Watson	EPRSU	4/17/2023	–	10,000	20,000	–	–	$–	$197,350
	PRSU	4/17/2023	–	5,000	10,000	–	–	–	174,579
	TRSU	4/17/2023	–	–	–	12,000	–	–	473,640
	NQSO	4/17/2023	–	–	–	–	5,000	39.47	40,600

Richard H. Deily	EPRSU	4/17/2023	–	2,500	5,000	–	–	$–	$49,338
	NQSO	4/17/2023	–	–	–	–	2,500	39.47	20,300

Charles E. Collins IV	EPRSU	4/17/2023	–	2,500	5,000	–	–	$–	$49,338
	PRSU	4/17/2023	–	1,000	2,000	–	–	–	34,916
	RRSU	4/17/2023	–	7,500	7,500	–	–	–	118,410
	TRSU	4/17/2023	–	–	–	5,000	–	–	197,350
	NQSO	4/17/2023	–	–	–	–	2,500	39.47	20,300

(1)	The grant date represents the date on which the independent members of the Board of Directors awarded the restricted stock units and stock options.
(2)	These columns represent the threshold, target, and maximum shares for the performance-based restricted stock unit awards that were granted during Fiscal 2024. These include EPRSUs, PRSUs, and RRSUs, which are described in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.
(3)	For the EPRSU awards, if the sum of our diluted EPS over the three-year performance period does not achieve 5% growth, the executive does not earn any shares of our Common Stock. For the PRSU awards, if our stock price performance over the three-year measurement period is not among the top seven of thirteen performers, the executive does not earn any shares of our Common Stock. For the RRSU awards, if RUPO hurdle amounts are not achieved for separate periods of time as defined in each award, the executive does not earn any shares of our Common Stock.
(4)	For the EPRSU awards, the target number of shares of Common Stock, before adjustment for cash dividends, is earned by the executive if the sum of our diluted EPS over the three-year performance period grows by 15% - 20%. For the PRSU awards, the target number of shares of Common Stock, before adjustment for cash dividends, is earned by the executive if our stock performance ranks sixth or seventh among the thirteen peer companies (including us). For the RRSU awards, the target number of shares of Common Stock, before adjustment for cash dividends, that may be earned by the executive is based on the achievement of all the applicable RUPO hurdles.

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COMPENSATION TABLES

(5)	For the EPRSU awards, the maximum number of shares of Common Stock, before adjustment for cash dividends, is earned by the executive if the sum of our diluted EPS over the three-year performance period exceeds 30% growth. For the PRSU awards, the maximum number of shares of Common Stock, before adjustment for cash dividends, is earned by the executive if our stock performance ranks in the top four among the thirteen peer companies (including us). For the RRSU awards, the maximum number of shares of Common Stock, before adjustment for cash dividends, that may be earned by the executive is based on the achievement of all the applicable RUPO hurdles.
(6)	Each amount represents the fair value of the corresponding restricted stock units and stock options on the date of grant as computed for financial reporting purposes reflecting the assumptions discussed in the “Share-Based Payments” section of Note 1 – Description of the Business and Basis of Presentation, and in Note 11 – Stock-Based Compensation of our consolidated financial statements, both of which are included in Item 8 of our Annual Report on Form 10-K for Fiscal 2024.

Description of Plan-Based Awards

Equity Incentive Plan Awards. Each of the time-based and performance-based RSUs included in the table entitled “Grants of Plan-Based Awards” above was granted under, and is subject to, the terms of the Argan, Inc. 2020 Stock Plan. The Compensation Committee administers the 2020 Plan.

Time-Based RSUs. The material terms of the TRSUs awarded to our NEOs are described under “Executive Compensation Discussion and Analysis” in the section entitled “Cash and Long-Term Equity Awards” above.

Performance-Based RSUs. The material terms of the PRSUs awarded to our NEOs are described in the section of “Executive Compensation Discussion and Analysis” entitled “Cash and Long-Term Equity Awards.”

EPS Performance-Based RSUs. The material terms of the EPRSUs awarded to our NEOs are described in the section of “Executive Compensation Discussion and Analysis” entitled “Cash and Long-Term Equity Awards.”

Renewable Performance-Based RSUs. The material terms of the RRSUs awarded to a single NEO are described in the section of “Executive Compensation Discussion and Analysis” entitled “Cash and Long-Term Equity Awards.”

Stock Options Exercised and Stock Vested

This table provides information on an aggregate basis about NQSOs that were exercised during Fiscal 2024 and shares of Common Stock, including additional shares related to cash dividends, that were earned and issued pursuant to restricted stock units during Fiscal 2024 for each of the NEOs.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise(1)	on Exercise	Acquired on Vesting(1)(2)	on Vesting
David H. Watson	32,000	$434,240	6,929	$271,494
Richard H. Deily	–	$–	6,703	$284,661
Charles E. Collins IV	–	$–	5,177	$203,253
(1)	A portion of these shares reported were withheld by the Company to satisfy exercise price and/or tax withholding obligations.
(2)	The number of shares acquired on vesting presented in this table includes additional shares related to dividends.

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COMPENSATION TABLES

Outstanding Equity Awards

The table set forth immediately below presents certain information relating to the EPRSUs held by the NEOs as of January 31, 2024.

	Outstanding EPRSUs
	Number of	Market	Market
Name	Shares(1)	Price/Share(2)	Price(3)
David H. Watson	20,000	$44.33	$886,600
Richard H. Deily	5,000	$44.33	$221,650
Charles E. Collins IV	5,000	$44.33	$221,650
(1)	The number of shares presented in this table represents the maximum number of shares that could be earned over the corresponding three-year stock performance measurement period before adjustment for cash dividends. EPRSUs were awarded to Messrs. Watson, Deily and Collins on April 17, 2023.
(2)	This price represents the closing per share price of our Common Stock on January 31, 2024, as reported by the NYSE.
(3)	Each amount represents the market value of the maximum number of shares of our Common Stock as of January 31, 2024, that could be earned under the corresponding EPRSU award, before adjustment for cash dividends.

The table set forth immediately below presents certain information relating to the PRSUs held by the NEOs as of January 31, 2024.

	Outstanding PRSUs
	Number of	Market	Market
Name	Shares(1)	Price/Share(2)	Price(3)
David H. Watson	50,000	$44.33	$2,216,500
Richard H. Deily	5,000	$44.33	$221,650
Charles E. Collins IV	6,000	$44.33	$265,980

(1)	The number of shares presented in this table represents the maximum number of shares that could be earned over the corresponding three-year stock price performance measurement period before adjustment for cash dividends. PRSUs were awarded to Mr. Watson on April 16, 2021, April 18, 2022, and April 17, 2023; they were awarded to Mr. Deily on September 13, 2022; and they were awarded to Mr. Collins on April 16, 2021, April 18, 2022, and April 17, 2023. In April 2024, as a result of the increase in the price of our Common Stock not achieving the minimum performance requirement, 20,000 shares and 2,000 shares of Common Stock were forfeited by Mr. Watson and Mr. Collins, respectively. The shares Common Stock covered by the corresponding forfeited PRSUs had approximate market value amounts of $0.9 million and $0.1 million, respectively, as of January 31, 2024.
(2)	This price represents the closing per share price of our Common Stock on January 31, 2024, as reported by the NYSE.
(3)	Each amount represents the market value of the maximum number of shares of our Common Stock as of January 31, 2024, that could be earned under the corresponding PRSU award, before adjustment for cash dividends.

The table set forth immediately below presents certain information relating to the RRSUs held by Mr. Collins as of January 31, 2024. None of the other NEOs have been awarded RRSUs.

	Outstanding RRSUs
	Number of	Market	Market
Name	Shares(1)	Price/Share(2)	Price(3)
Charles E. Collins IV	16,500	$44.33	$731,445

(1)	The number of shares presented in this table represents the maximum remaining number of shares that could be earned over the corresponding three-year term, before adjustment for cash dividends and as adjusted for shares of Common Stock forfeited, if any, as of January 31, 2024, for the failure of renewable project bookings to meet certain defined RUPO hurdles. In April 2024, as a result of not meeting certain RUPO hurdles, RRSUs covering 3,000 shares of Common Stock were forfeited by Mr. Collins that had an approximate market value of $0.1 million as of January 31, 2024.
(2)	This price represents the closing per share price of our Common Stock on January 31, 2024, as reported by the NYSE.
(3)	Each amount represents the market value of the maximum number of shares of our Common Stock as of January 31, 2024 that could be earned under the RRSU award, before adjustment for cash dividends.

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COMPENSATION TABLES

Presented below is information relating to the TRSUs held by NEOs as of January 31, 2024.

	Outstanding TRSUs
	Number of	Market	Market
Name	Shares(1)	Price/Share(2)	Price(3)
David H. Watson	22,001	$44.33	$975,304
Richard H. Deily	11,834	$44.33	$524,601
Charles E. Collins IV	13,334	$44.33	$591,096

(1)	The number of shares presented in this table represents the total number of shares scheduled to vest, before adjustment for cash dividends, over a three-year period. The TRSUs were awarded to each NEO, on April 18, 2022 and April 16, 2021, and to Mr. Watson and Mr. Collins on April 17, 2023. TRSUs were awarded to Mr. Deily on September 13, 2022.
(2)	This price represents the closing per share price of our Common Stock on January 31, 2024, as reported by the NYSE.
(3)	Each amount represents the market value of the total number of shares of our Common Stock as of January 31, 2024 that are scheduled to vest over a three-year period, before adjustment for cash dividends.

The table immediately below sets forth certain information concerning exercisable and unexercisable options to purchase shares of Common Stock that were held by our NEOs as of January 31, 2024.

	Number of Securities Underlying
	Unexercised Stock Options			Exercise	Expiration
Name	Exercisable		Unexercisable	Price/Share	Date
David H. Watson	30,000	(1)	–	$41.68	6/23/2026
	40,000		–	64.25	4/6/2027
	32,000		–	37.60	4/13/2028
	32,000		–	50.30	4/12/2029
	6,666		3,334	54.60	4/16/2031
	3,333		6,667	36.78	4/18/2032
	–		5,000	39.47	4/17/2033

Richard H. Deily	10,000	(1)	–	$33.85	4/13/2026
	10,000		–	64.25	4/6/2027
	10,000	(1)	–	37.60	4/13/2028
	10,000		–	50.30	4/12/2029
	10,000	(1)	–	33.81	4/16/2030
	2,334		1,166	54.60	4/16/2031
	1,167		2,333	36.78	4/18/2032
	–		2,500	39.47	4/17/2033

Charles E. Collins IV	5,000		–	$46.35	1/11/2028
	25,000		–	43.10	9/12/2028
	10,000		–	42.31	9/10/2029
	10,000		–	33.81	4/16/2030
	1,667		3,333	36.78	4/18/2032
	–		2,500	39.47	4/17/2033

(1)	In April 2024, all of these exercisable options were exercised.

None of the stock options presented in the table above have been repriced or otherwise materially modified. The 2020 Stock Plan does not permit repricing nor does it allow the cancellation of existing stock options in connection with the award of new stock options.

Non-Qualified Deferred Compensation Plan

The nonqualified deferred compensation plan for key employees of Gemma was approved by the Board on April 6, 2017 with the objective of keeping the management team of Gemma in place for the long term. The unfunded, cash-based plan, as amended, has six or seven-year vesting periods. Based on the performance of each key employee, a dollar amount may be set aside each year for each key employee in the deferred compensation plan. Over 25 of Gemma’s key employees are participants in the plan.

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COMPENSATION TABLES

For awards made on or after January 31, 2021 and pursuant to an amendment to the plan, 50% of each annually awarded amount vests on the fourth anniversary of the date of award and 25% of the awarded amount will vest on the fifth and sixth anniversary dates, respectively. For awards made prior to January 1, 2021, 50% of each annually awarded amount vests on the fifth anniversary of the date of award and 25% of the awarded amount will vest on the sixth and seventh anniversary dates, respectively. Except in the events of disability or death, vesting is dependent on continuous employment with Gemma up to the applicable vesting date.

The balances presented below for Mr. Collins relate to his participation in the plan prior to becoming a NEO. None of our other NEOs are participants in the plan.

	Executive	Registrant	Total	Withdrawals/	Balance at
Named Executive Officer	Contributions	Contributions	Compensation	Distributions	January 31, 2024(1)
Charles E. Collins IV	$–	$–	$–	$150,000	$300,000

(2)	Amount in total was contributed prior to Fiscal 2020.

Pay Ratio Disclosure

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Item 402(a) of Regulation S-K promulgated by the SEC thereunder requires us to disclose the median of the total compensation of all employees, excluding our CEO, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of our CEO.

The annual total compensation of the employee with the median amount of such compensation, among all of our employees who were employed as of December 31, 2023 (other than our CEO), was $80,627 for the period defined below. The annual total compensation for Mr. David Watson, our CEO, was $1,867,181 for Fiscal 2024 as presented in the “Summary Compensation Table” above. The ratio of the annual total compensation of our CEO to the annual total compensation of the employee with the median amount of such compensation was 23 to 1.

The SEC’s rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the data included in our payroll and employment records and the methodology described herein. In order to identify the employee with the median amount of annual total compensation and as our consistently applied compensation measure, we identified the actual amount of fixed cash compensation paid to each employee from January 1, 2023 through December 31, 2023. We defined fixed cash compensation as any regular payment(s) (such as base salary), overtime pay and annual fixed allowance(s) that were guaranteed to the employee regardless of performance.

For each employee who was hired during the defined period and did not work for the entire twelve-month period (and was not designated as a temporary employee in our payroll records, or was employed for 30 days or less), we estimated his/her twelve-month fixed cash compensation amount based (i) on the amount actually paid for the portion of the period that the individual was employed or (ii) on the planned salary amount for each employee who was on a leave of absence. The employee population used to identify the employee with the median amount of annual total compensation comprised approximately 819 individuals.

Pay Versus Performance

We assessed our pay-versus-performance alignment pursuant to Item 402(v) of the SEC’s Regulation S-K for the four years ended January 31, 2024, and we have provided the table below, which presents total compensation for our NEOs, compensation actually paid to our NEOs, and certain performance metrics. In this table, total compensation presented for our NEOs is determined by two methods.

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COMPENSATION TABLES

First, each total compensation amount agrees with the amount presented above in the “Summary Compensation Table” (“SCT”) for the applicable year. Second, the amount of Compensation Actually Paid (“CAP”) is calculated pursuant to SEC rules and adjusts amounts presented in the SCT by year-over-year changes in the fair value of unvested equity awards that are outstanding at the end of the respective year, that vest during the respective year, or that are forfeited during the respective year.

Also presented for each year are our total shareholder return (“TSR”) over the respective period and the TSR for a chosen peer group of the Company. The table also presents the amounts of our annual net income for the four years ended January 31, 2024, as well as our consolidated EBITDA, expressed as percentages of corresponding consolidated revenues, which are financial performance measures that we find most important in determining the compensation for our NEOs.

For further information concerning our philosophy relating to the alignment of compensation for our NEOs with certain performance metrics, refer to the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

							Value of Initial Fixed $100
					Average	Average	Investment Based On:
	SCT Total	SCT Total	CAP	CAP	SCT Total	CAP		Peer		EBITDA
Fiscal	for CEO	for CEO	to CEO	to CEO	for Other	to Other	Argan, Inc.	Group	Net Income	as a % of
Year	Bosselmann(1)	Watson(2)	Bosselmann(1)	Watson(2)	NEOs(3)	NEOs(3)	TSR(4)	TSR(4)(5)	(in thousands)(6)	Revenues(7)
2024	$ n/a	$1,867,181	$ n/a	$1,876,980	$1,561,321	$1,729,313	$122	$232	$32,358	9.0%
2023	1,911,619	1,398,444	2,158,773	1,596,121	1,888,785	2,162,355	104	206	34,704	10.6%
2022	1,877,163	n/a	1,980,856	n/a	1,631,539	1,559,220	97	160	35,706	10.6%
2021	1,027,895	n/a	1,110,509	n/a	997,554	1,063,796	110	128	23,811	7.5%

(1)	Mr. Bosselmann served as Chairman of the Board and CEO for Fiscal 2021, Fiscal 2022 and a portion of Fiscal 2023, and is therefore included as the CEO in the table for each of these years.
(2)	Mr. Watson has served as CEO since August 16, 2022, and is therefore included as CEO for Fiscal 2023 and Fiscal 2024.
(3)	Other NEOs include the following executives and their roles for each year:

Fiscal 2021 – Mr. Watson (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary), Mr. Collins (Co-President, Gemma) and T. Colin Trebilcock (Co-President, Gemma).

Fiscal 2022 – Mr. Watson (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary), Mr.  Collins (Chief Executive Officer, Gemma) and Mr. Trebilcock (President, Gemma).

Fiscal 2023 and Fiscal 2024 – Mr. Deily (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary) and Mr. Collins (Chief Executive Officer, Gemma).

(4)	Cumulative total shareholder return is calculated based on the value of an initial fixed investment of $100 on January 31, 2020, assuming the reinvestment of dividends.
(5)	The peer group used for the calculations of the peer group total shareholder returns is the Dow Jones US Heavy Construction TSM index.
(6)	The amounts in this column represent the amounts of net income presented in our audited consolidated financial statements for the applicable fiscal year.
(7)	As discussed further in the “Executive Compensation Discussion and Analysis” section in this Proxy Statement, we believe that EBITDA, expressed as a percentage of corresponding revenues, is a meaningful performance measure as the percentage reflects our ability to convert dollars of revenues into earnings. Such percentages for each of the four years ended January 31, 2024, are calculated as follows:

	Fiscal	Fiscal	Fiscal	Fiscal
($s in thousands)	2024	2023	2022	2021
Revenues	$573,333	$455,040	$509,370	$392,206

Net income, as reported	$32,358	$34,704	$35,706	$23,811
Income tax expense	16,575	11,296	11,356	1,074
Depreciation	2,013	2,983	3,367	3,715
Amortization of intangible assets	392	732	870	904
EBIDTA	51,338	49,715	51,299	29,504
EBITDA of non-controlling interest	-	1,606	(2,538)	(40)
EBITDA attributable to the stockholders of Argan, Inc.	$51,338	$48,109	$53,837	$29,544

EBITDA as a percent of revenues	9.0%	10.6%	10.6%	7.5%

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COMPENSATION TABLES

The two tables below provide reconciliations of the amounts of total compensation that are presented in the SCT for the CEOs and the Other NEOs to the amounts of compensation actually paid that are determined pursuant to SEC rules. As such, the amounts of compensation actually paid that are presented in the tables below are determined by adjusting totals presented in the SCT by year-over-year changes in the fair value of unvested equity awards that are outstanding at the end of the respective year, vest during the respective year, or are forfeited during the respective year

	Chief Executive Officers
	Fiscal Year Ended January 31,
	2021	2022	2023	2023	2024
	(Bosselmann)(1)	(Bosselmann)(1)	(Bosselmann)(1)	(Watson)(2)	(Watson)
Summary Compensation Table ("SCT") Total	$1,027,895	$1,877,163	$1,911,619	$1,398,444	$1,867,181
Grant-date fair value of equity awards made during the year, as disclosed in the SCT	(601,061)	(1,425,250)	(949,952)	(759,962)	(886,169)
Fair value of unvested equity awards made during the year, measured as of year-end	854,824	657,043	946,327	757,062	1,014,585
Change in fair value of unvested equity awards granted in prior years, measured as of year-end	64,617	(364,221)	95,894	76,714	225,588
Change in fair value of vested equity awards granted in prior years, measured as of the vesting date	(235,766)	1,236,121	319,202	255,317	707
Change in fair value of equity awards granted in prior years that forfeited/failed to meet vesting conditions	–	–	(164,317)	(131,454)	(344,912)
Compensation Actually Paid	$1,110,509	$1,980,856	$2,158,773	$1,596,121	$1,876,980

(1)	Mr. Bosselmann served as Chairman of the Board and CEO for Fiscal 2021, Fiscal 2022 and a portion of 2023, and is therefore included as the CEO in the table for each year.
(2)	Mr. Watson has served as CEO since August 16, 2022, and is therefore included as CEO for Fiscal 2023 and Fiscal 2024.

	Other Named Executive Officers Average
	Fiscal Year Ended January 31,

	2021(1)	2022(2)	2023(3)	2024(3)
Summary Compensation Table ("SCT") Total	$997,554	$1,631,539	$1,888,785	$1,561,321
Grant-date fair value of equity awards made during the year, as disclosed in the SCT	(198,149)	(685,267)	(614,704)	(244,975)
Fair value of unvested equity awards made during the year, measured as of year-end	290,753	382,871	800,822	351,285
Change in fair value of unvested equity awards granted in prior years, measured as of year-end	28,431	(137,659)	57,748	99,404
Change in fair value of vested equity awards granted in prior years, measured as of the vesting date	(54,793)	367,736	114,006	11,016
Change in fair value of equity awards granted in prior years that forfeited/failed to meet vesting conditions	–	–	(84,302)	(48,738)
Compensation Actually Paid	$1,063,796	$1,559,220	$2,162,355	$1,729,313
(1)	NEOs and their respective roles for Fiscal 2021: Mr. Watson (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary), Mr. Collins (Co-President, Gemma) and T. Colin Trebilcock (Co-President, Gemma).
(2)	NEOs and their respective roles for Fiscal 2022: Mr. Watson (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary), Mr. Collins (Chief Executive Officer, Gemma) and Mr. Trebilcock (President, Gemma).
(3)	NEOs and their respective roles for Fiscal 2023 and Fiscal 2024: Mr. Deily (Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary) and Mr. Collins (Chief Executive Officer, Gemma).

As described further in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation is assessed using a variety of quantitative and qualitative factors. The list below presents the financial performance measures that are included for the most important factors in the determination of NEO compensation.

●	EBITDA
●	EBITDA, expressed as a percent of revenues
●	Selling, general and administrative expenses, expressed as a percent of revenues
●	Return on equity
●	Project backlog

We believe that EBITDA is a meaningful presentation that enables us to assess our operating performance by removing from our operating results the impacts of our capital structure, the effects of the accounting methods used to compute depreciation and amortization and the effects of operating in different income tax jurisdictions. Further, we believe that EBITDA is widely used by investors and analysts as a measure of performance. In general, EBITDA, expressed as a percent of revenues, reflects

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COMPENSATION TABLES

our ability to convert revenue dollars into earnings, which is primarily driven by maintaining strong gross margins. Likewise, SG&A, expressed as a percent of revenues, is a meaningful measure of the effectiveness of our cost containment efforts. The return on equity metric measures our profitability based on the amount of dollars invested. Our reported amount of project backlog at a point in time represents the success of our business development efforts, as it measures the total value of projects awarded to us that we consider to be firm less the amount of revenues recognized to date related to the corresponding projects.

Net income increased from Fiscal 2021 to Fiscal 2024 by approximately 50%. EBITDA, expressed as a percentage of revenues was 9.0% for Fiscal 2024, an increase of approximately 20% from EBITDA for the first period presented, Fiscal 2021.

However, as presented in the table above, our cumulative TSR over the three-year period presented was 22%, whereas the cumulative TSR of our peer group used for the table was 132% over the same period. The CAP for our CEOs and other NEOs fluctuated over the same period based substantially on the timing of vesting associated with restricted stock unit awards.

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Family Relationships

There are no family relationships among the members of the Company’s Board, the current year nominees for Board membership, or our executive officers.

Involvement in Certain Legal Proceedings

None of the members of the Company’s Board, the current-year nominees for Board membership, or our executive officers has been involved in a legal proceeding, as defined in Item 401(f) of the SEC’s Regulation S-K, during the past ten years or as contemplated by Instruction 4 to Item 103 of Regulation S-K.

Related persons Transactions

Except as described below, since the beginning of Fiscal 2023, there have been no transactions or series of similar transactions to which the Company was a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of the members of the Company’s Board, any current year nominee for Board Membership, any of our executive officers, any holders of more than 5% of the Company’s capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Usually, the Audit Committee of the Company is responsible for the review, approval or ratification of material related party transactions, if any, other than executive compensation transactions.

During Fiscal 2024, the Company repurchased 73,000 shares of our Common Stock from Mr. Bosselmann in a direct purchase for an aggregate price of approximately $3.2 million, or $43.50 per share.

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COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act and related regulations require that the Company’s Directors, certain officers, and any persons holding more than 10% of our Common Stock (“Reporting Persons”) report their initial ownership of our Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates have been established, and we are required to disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended January 31, 2024.

We believe that each of the Reporting Persons timely filed Forms 3, 4 and 5 with the SEC during the fiscal year ended January 31, 2024, except that Mr. Deily made one Form 4 filing in September 2023 that was nine days late, and Ms. Koilpillai made one Form 4 filing in December 2023 that was 1 day late. In making this disclosure, we have relied solely on our review of copies of Section 16(a) reports filed with the SEC and representations received by us from Reporting Persons, without any independent investigations.

STOCKHOLDER NOMINATIONS AND PROPOSALS; DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2025 ANNUAL STOCKHOLDERS MEETING

Proposals for a regularly scheduled annual meeting of stockholders must be received at our principal executive offices not less than 120 calendar days before the release date of the prior year’s annual meeting proxy statement. Therefore, the deadline for submissions related to our 2025 Annual Meeting is January 9, 2025. A stockholder’s submission to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before our 2025 Annual Meeting, the information required by Rule 14a-8(e) of the Exchange Act.

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COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may communicate with the Board of Directors, or with any member of our Board, about their concerns, questions or other matters by sending their communications to the Board of Directors, or to any member of our Board, at the following mailing address in an envelope clearly marked “Shareholder Communication”:

Board of Directors
c/o Corporate Secretary
Argan, Inc.
One Church Street, Suite 201
Rockville, Maryland 20850

Our Corporate Secretary will forward such correspondence unopened to the chairman of the Nominating/Corporate Governance Committee or, in the case of communications sent to an individual member of our Board, to such member. Alternatively, you may send an electronic message to the chairman of the Nominating/Corporate Governance Committee at the following e-mail address, governance@arganinc.com.

OTHER BUSINESS

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is our intention to vote all shares represented by proxy as the Board of Directors may recommend.

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INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

Internet Availability of Proxy Materials

As permitted by rules of the SEC, we are making our proxy materials available to our stockholders primarily via the Internet, rather than by mailing printed copies of these materials to each stockholder. We believe that this electronic delivery method expedites the delivery of proxy materials and the tabulation of votes, lowers the costs of the Annual Meeting and conserves paper.

On or about May 9, 2024, we will begin mailing to each stockholder (other than those who previously requested electronic delivery of all materials or previously elected to receive a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice includes instructions for stockholders to follow in accessing and reviewing the proxy materials on the Internet, including the Proxy Statement and the Annual Report, and for accessing an electronic proxy card to vote on the Internet. Even if you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you request that the materials be mailed to you. If you receive a Notice by mail and would like to obtain a printed copy of our proxy materials, please follow the corresponding instructions for requesting them that are included in the Notice.

If the shares you own are held in “street name” by a banking or brokerage firm, that firm should provide you with a Notice. Please follow the instructions on that Notice to access our proxy materials and to vote online, or to request a paper copy of our proxy materials. If you receive our proxy materials in paper form, the materials should include a voting card that you should use to instruct your broker, bank or other holder of record how to vote your shares.

Voting

Each stockholder is entitled to one vote for each share of Common Stock that the stockholder owned as of April 26, 2024 with respect to all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes for the election of directors.

Record Date

Only stockholders of record at the close of business (5:00 p.m. EDT) on April 26, 2024 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. For information regarding holders of more than 5% of the outstanding Common Stock, see the “Principal Stockholders” chart included herein.

Outstanding Shares

At the close of business on the Record Date, April 26, 2024, there were 13,350,687 shares of Common Stock outstanding. The closing price of our Common Stock on the Record Date, as reported by the New York Stock Exchange (“NYSE”), was $61.98 per share.

List of Stockholders

A list of the Company’s registered stockholders as of the Record Date will be available for inspection at the Company’s corporate headquarters, located at One Church Street, Suite 201, Rockville, Maryland 20850, during normal business hours during the ten-day period immediately prior to the Annual Meeting.

Quorum; Effect of Abstentions and “Broker Non-Votes”

A majority of the outstanding shares of Common Stock on the Record Date that are owed by stockholders in attendance at the Annual Meeting or that are represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders may indicate on their proxy cards that they wish to abstain from voting, including broker firms holding customer shares of record that cause abstentions to be recorded. Shares represented by the abstaining parties will be considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be counted in determining the outcome of any of the proposals.

If a beneficial owner of shares that are held by a broker or bank does not provide a proxy to the holder with voting selections, the broker or bank has authority under rules of the NYSE to vote such shares for or against “routine” matters, such as the ratification of Grant Thornton as our independent registered public accountants. If brokers or banks vote shares that are not

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INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

voted by their beneficial owner customers for or against “routine” proposals, these shares are counted for the purpose of determining the outcome of such “routine” proposals. Brokers and banks cannot vote such shares on behalf of their customers on “non-routine” proposals.

“Broker non-votes” occur when shares held by a broker or bank for a beneficial owner are not voted with respect to a particular proposal because (1) the broker or bank holding shares in street name for the beneficial owner thereof does not receive voting instructions from the beneficial owner, and (2) the broker or bank lacks discretionary authority to vote the shares. Brokers and banks cannot vote on behalf of beneficial owners on “non-routine” proposals without appropriate voting instructions and discretionary authority. Therefore, broker non-votes are not counted for the purpose of determining whether stockholders have approved non-routine matters.

The rules of the NYSE do not grant discretionary authority to brokers and banks to vote on the election of directors or on any proposal to approve the compensation of named executive officers. Therefore, if you hold your shares of Common Stock in street name and do not provide voting instructions to your broker or bank, your shares will not be voted on these matters.

We urge you to promptly provide voting instructions to your broker or bank to ensure that your shares are voted in these matters. Please follow the guidance set forth in the Notice provided by your broker or bank for instructing them on how to vote your shares.

Voting Rights; Required Vote

The effects of broker non-votes and abstentions (i.e., if you, your broker or your bank mark “ABSTAIN” on a proxy card) on the tabulation of votes for each proposal are described below. Holders of Common Stock are entitled to one vote for each share held as of the Record Date.

The votes required to approve each proposal are as follows:

●	Election of Directors. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors. This matter is considered to be “non-routine.” Abstentions and broker non-votes will not be counted in determining the number of votes that any director receives.
●	The Say-on-Pay Vote. As this matter is considered “non-routine,” approval of the say-on-pay proposal requires the affirmative votes by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person or are represented at the Annual Meeting by proxy and are entitled to vote on the proposal. Abstentions will have the effect of a vote against this proposal. Broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.
●	Ratification of Accountants. Approval of this proposal, which is considered to be “routine,” requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person or are represented at the Annual Meeting by proxy. Brokers and banks that do not receive voting instructions from their beneficial owners but that do have discretionary authority to votes such shares, may vote the shares on this matter. Abstentions will have the effect of a vote against this proposal.

Proxies solicited by our Board of Directors will be voted in accordance with the directions given therein. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Where no instructions are indicated, proxies so received will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will be counted as present for purposes of determining whether a quorum is present.

Our currently serving NEOs (see the “Executive Compensation Discussion and Analysis” section in this Proxy Statement) and the members of our Board of Directors will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 5.5% of the shares of Common Stock issued and outstanding as of January 31, 2024, excluding the number of shares relating to stock options deemed exercisable) “FOR” the election to our Board of each of the ten nominees identified in Proposal No. 1; and in favor of Proposals No. 2 and No.3. Otherwise, they will vote using their discretion.

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INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

Voting of Proxies

If you complete and return a proxy pursuant to the appropriate instructions, it will be voted in accordance with the specifications made on the proxy card. If no specification is made on a submitted proxy, the shares represented by the proxy will be voted “FOR” the election to the Board of Directors of each of the ten nominees named on the proxy card; “FOR” Proposals No. 2 and No. 3; and otherwise at the discretion of the proxy holders for any other matter that may be properly brought before the Annual Meeting. If you attend the Annual Meeting, you may also vote in person, and any previously submitted votes will be superseded by the vote you cast in person at the Annual Meeting.

Adjournment of Meeting

If a quorum is not present to transact business at the Annual Meeting, or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.

Expenses of Soliciting Proxies

We will ask that brokers, banks, custodians, nominees and other record holders of our Common Stock provide a Notice to each person for whom they hold shares, make available or mail copies of the proxy cards and other soliciting materials to each such person and request authority for the exercise of proxies. We may reimburse brokers, banks, nominees and other fiduciaries for their reasonable expenses in providing proxy materials to beneficial owners. The other expenses of solicitation, including the costs of printing and mailing proxy materials, will be paid by us. We and/or our agents may solicit proxies by mail, telephone, telegraph, facsimile, e-mail or in person. We do intend to use the proxy solicitation services of MacKenzie Partners, Inc. at an estimated cost to us of $18,500 plus out-of-pocket expenses.

Revocability of Proxies

Any person submitting a proxy via the Internet, telephone or mail has the power to revoke it at any time before it is voted. A proxy may be revoked by submitting a properly completed proxy with a later date, by delivering a written notice of revocation to Continental Stock Transfer & Trust Company (our stock transfer agent) at 1 State Street, New York, New York 10004 or to the Corporate Secretary at Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850, or by attending the Annual Meeting and voting in person.

The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if shares owed by a stockholder are held of record by a broker, bank or other nominee and that stockholder wishes to vote in person at the meeting, the stockholder must bring to the Annual Meeting a letter from the holder of record confirming the stockholder’s beneficial ownership of the Common Stock and providing the stockholder with a proxy to vote the shares at the Annual Meeting.

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One Church Street

Suite 201

Rockville, MD 20850

301-315-0027

www.arganinc.com

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. ARGAN, INC. Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 19, 2024. INTERNET www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. MOBILE VOTING On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY UNLESS THE PROXY SPECIFIES THAT IT IS TO BE VOTED AS INDICATED OR IS AN ABSTENTION ON A LISTED MATTER, PROXIES WILL BE VOTED “FOR” THE ELECTION TO THE COMPANY’S BOARD OF DIRECTORS OF EACH OF THE TEN NOMINEES AND “FOR” PROPOSALS 2 AND 3. Vote by Internet, Smartphone or Tablet - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Signature___________________________________Signature, if held jointly___________________________________Date_____________, 2024 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. CONTROL NUMBER (1) Rainer H. Bosselmann (2) Cynthia A. Flanders (3) Peter W. Getsinger (4) William F. Griffi n, Jr. (5) John R. Jeff rey, Jr. (6) William F. Leimkuhler (7) W.G. Champion Mitchell (8) James W. Quinn (9) Karen A. Sweeney (10) David H. Watson FOR all Nominees listed to the left WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) 2. The non-binding advisory approval of our executive compensation (the “say-on-pay” vote). 3. The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fi scal year ending January 31, 2025. 4. The transaction of any other business that may properly come before the 2024 Annual Meeting of Stockholders or any adjournment or postponement of the meeting. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 1. The election of ten directors to our Board of Directors, each to serve until our 2025 Annual Meeting of Stockholders and until his/her successor has been elected and qualifi ed or until his/her earlier resignation, death or removal. Please mark your votes like this X

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 20, 2024. The Proxy Statement and the 2024 Annual Report to Stockholders are available at https://www.cstproxy.com/arganinc/2024 ARGAN, INC. One Church Street, Suite 201 Rockville, Maryland 20850 June 20, 2024 PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The accompanying proxy is solicited on behalf of the Board of Directors of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 20, 2024 at 11:00 a.m., local time, at One Church Street, Room #104, Rockville, Maryland 20850. The Proxy Statement and this accompanying proxy card are being mailed starting on or about May 9, 2024 to Stockholders of record on April 26, 2024. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 is enclosed with the Proxy Statement. At the Annual Meeting, Stockholders will be asked to consider and to vote on three proposals: (1) the election of ten directors to serve until the 2025 Annual Meeting of Stockholders, (2) the non-binding advisory approval of our executive compensation, and (3) the ratification of the appointment of the Company’s independent registered public accountants. IF A PROXY IS PROPERLY EXECUTED AND RETURNED TO THE COMPANY VIA EITHER THE INTERNET OR MAIL IN TIME FOR THE ANNUAL MEETING AND IS NOT REVOKED PRIOR TO THE TIME IT IS EXERCISED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED THEREIN FOR THE MATTERS LISTED ON THE PROXY CARD. UNLESS THE PROXY SPECIFIES THAT IT IS TO BE VOTED AS INDICATED OR IS AN ABSTENTION ON A LISTED MATTER, PROXIES WILL BE VOTED “FOR” THE ELECTION TO THE COMPANY’S BOARD OF DIRECTORS OF EACH OF THE TEN NOMINEES, “FOR” PROPOSALS 2 AND 3, AS SET FORTH ON THE REVERSE SIDE, AND OTHERWISE IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE ANNUAL MEETING. (Continued, and to be marked, dated and signed, on the other side) FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED